      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 1999


                                                      REGISTRATION NO. 333-74507
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   @PLAN.INC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           TENNESSEE                         8732                         62-1643381
   (STATE OR JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                        THREE LANDMARK SQUARE, SUITE 400
                          STAMFORD, CONNECTICUT 06901
                                 (203) 961-0340
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                 MARK K. WRIGHT
                            CHIEF EXECUTIVE OFFICER
                                   @PLAN.INC
                        THREE LANDMARK SQUARE, SUITE 400
                          STAMFORD, CONNECTICUT 06901
                                 (203) 961-0340
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

            J. PAGE DAVIDSON, ESQ.                       JAMES N. STRAWBRIDGE, ESQ.
            BASS, BERRY & SIMS PLC                    WILSON SONSINI GOODRICH & ROSATI
          2700 FIRST AMERICAN CENTER                         650 PAGE MILL ROAD
          NASHVILLE, TENNESSEE 37238                  PALO ALTO, CALIFORNIA 94304-1050
                (615) 742-6200                                 (415) 493-9300

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        @PLAN PROSPECTUS COVER LANGUAGE

Inside Front Cover

(On the upper half of the page, a page screen shot of a sample webplan.net @plan Gutenberg(TM) screen shot. This page includes a button menu of the various consumer profiling areas offered by the @plan system, as well as detailed sub-categories within a selected consumer profiling area. Placed around the screen shot are the following textual descriptions of various features of the @plan system.)

1)(Above the screen shot, as a title): "The @plan Gutenberg(TM) Advertising System enables Internet advertisers, advertising agencies and Web publishers to
 ..."

Around the screen shot, starting top left and going counter-clockwise:

1) "Conduct comprehensive Internet advertising analysis and planning over the Internet."

2) "Define a target audience and then optimize a Web media plan for that audience."

3) "Use various categories to select the consumer profiling area they seek to understand in detail."

4) "In this example, the user has defined the target audience as anyone who has shopped online for sport utility vehicles in the past six months."

5) "Further define a target audience with highly detailed categories within a given consumer profiling area."

6) "Harness the advertising power of the Internet using several interactive software planning tools."

(On the lower half of the page, a page screen shot of a sample webplan.net @plan Kepler(TM) screen shot. This page includes a button menu of the various consumer profiling areas offered by the @plan system, as well as a sample list, in alphabetical order, of some of the hundreds of sites that clients can select. Placed around the screen shot are the following textual descriptions of various features of the @plan system.)

1)(Above the screen shot, as a title): "The @plan Kepler(TM) E-Business System enables online retailers and consumer brand marketers to ..."

Around the screen shot, starting top-left and going counter-clockwise:

1) "Conduct comprehensive e-commerce analysis and planning over the Internet."

2) "Understand the Internet retailing environment and how it differs from traditional retailing."

3) "Use various categories to select the consumer profiling area they seek to understand in detail."

4) "Select the e-commerce sites they want to profile and compare."

5) "Assess the consumer dynamics of a selected e-commerce category."

6) "Understand customers and e-commerce prospects, and compare each with those of the user's competitors."

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 17, 1999


PROSPECTUS

                                2,500,000 SHARES

                                  (@PLAN LOGO)

                                  COMMON STOCK

     This is an initial public offering of common stock by @plan.inc. We are selling 2,500,000 shares of common stock. The estimated initial public offering price is between $12.00 and $14.00 per share.
                            ------------------------

     There is currently no public market for the common stock. The shares of common stock have been approved for listing on the Nasdaq National Market under the symbol APLN.
                            ------------------------

                                                            PER SHARE              TOTAL
                                                            ---------              -----
Initial public offering price.........................          $                    $
Underwriting discounts and commissions................          $                    $
Proceeds to @plan.inc, before expenses................          $                    $

     @plan.inc has granted the underwriters an option for a period of 30 days to purchase up to 375,000 additional shares of common stock.
                           -------------------------

            INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.
                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

HAMBRECHT & QUIST
               BEAR, STEARNS & CO. INC.
                               FIRST UNION CAPITAL MARKETS CORP.

                            , 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    4
Risk Factors................................................    8
Forward Looking Statements..................................   19
Use of Proceeds.............................................   20
Dividend Policy.............................................   20
Capitalization..............................................   21
Dilution....................................................   22
Selected Financial Data.....................................   23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   24
Business....................................................   35
Management..................................................   48
Related Transactions with Executive Officers, Directors and
  5% Shareholders...........................................   56
Principal Shareholders......................................   59
Description of Capital Stock................................   61
Shares Eligible for Future Sale.............................   66
Underwriting................................................   69
Legal Matters...............................................   71
Experts.....................................................   71
Change in Independent Certified Public Accountants..........   71
Where You Can Find More Information.........................   72
Index to Financial Statements...............................  F-1

                             ---------------------

     Information contained on our Web site does not constitute part of this prospectus. All brand names and trademarks appearing in this prospectus are the property of their respective holders.


     All information in this prospectus relating to the number of shares of our common stock, options or warrants is based upon information as of March 31, 1999, assuming a 1.8 for 1 stock split which was effected on March 10, 1999. For a more complete discussion regarding our capital stock and other related matters, please see "Capitalization" and "Description of Capital Stock."

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and the notes to those statements, before making an investment decision.

OUR BUSINESS

     We provide Internet market research systems specifically designed for Internet advertisers, advertising agencies and Web publishers, and we recently introduced a system for online retailers and consumer brand marketers. These systems help enable our clients to effectively harness the power of the Internet as an advertising, marketing and retailing medium. Our internally developed systems, which our clients access through our Web site, combine our databases of consumer lifestyle, product preference and demographic data with powerful technology that enables our clients to perform queries and searches to plan campaigns and strategies. Our syndicated Internet consumer research data is collected, on an exclusive basis, by The Gallup Organization, Inc., from a statistically representative group of approximately 40,000 active adult Web users. We believe that our systems facilitate the purchase and sale of advertising on the Internet and are becoming an important information tool in enabling the increase in consumer electronic commerce.

     We introduced the @plan Gutenberg Advertising System in June 1997. As of March 31, 1999 we had contracts representing a total of over 275 Internet advertisers, advertising agency offices, Web sites, online retailers and consumer brand marketers. We currently have subscription contracts for our systems with all of the top 20 Web publishers as measured by advertising revenue, 65% of the top 20 U.S. advertising agencies primarily focused on the Web as measured by billings and 70% of the top 20 "traditional" U.S. advertising agencies as measured by billings. We introduced the @plan Kepler E-Business System in December 1998 and as of March 31, 1999 we had contracts with eight online retailers and consumer brand marketers.


     A representative list of our clients includes Buy.com, CBS MarketWatch, Grey Interactive, Modem Media.Poppe Tyson, Starcom IP (Leo Burnett), TicketMaster Online, Time Inc. New Media and USWeb/CKS. We believe that our systems have been accepted as a necessary tool by our clients as evidenced by our 93% subscription contract renewal rate from our inception in May 1996 through March 31, 1999, although this renewal rate is based on a limited number of contracts and may not be representative of future renewal rates. In addition, the market for Internet market research tools for Internet advertisers, advertising agencies, Web publishers, online retailers and consumer brand marketers is new and rapidly evolving, and we expect competition in this market to intensify in the future which could result in a decline in our renewal rate.


THE MARKET OPPORTUNITY

     Market research systems enable advertisers, marketers and retailers in many industries to optimize their competitive strategies by providing them with highly detailed consumer behavior information. The characteristics of the Internet as both a unique medium for advertising and a distinct marketing and sales channel plus the substantial potential size of the Internet market have heightened the need among Internet advertisers, advertising agencies, Web publishers, online retailers and consumer brand marketers for these tools. The rapid growth of the number of users and the number of content and electronic commerce sites on the Internet requires these online market participants to recognize and adapt to changing conditions more quickly than in many traditional media, marketing and retailing worlds. The diversity of these users and sites requires online market participants to process vast amounts of information to achieve an understanding of their target market and the online market as a whole. In addition, the competitive environment on the Internet for a particular retailing category may be wholly different than that in the traditional marketplace, requiring online market participants to develop new understandings of different and evolving competitive factors. As a result, online market participants are seeking trusted, third-party neutral market research systems that will enable them to navigate the dynamic online marketplace.


     To meet the needs of online market participants and help enable the rise of advertising and consumer electronic commerce on the Web, a provider of Internet market research systems must be able to overcome challenges, including:


     - amassing and maintaining a large, statistically representative consumer research database;

     - developing a sophisticated yet user-friendly, Web-based software interface;

     - establishing rigorous, third-party neutral methods and procedures for the collection of data; and

     - identifying, researching and reporting emerging consumer electronic commerce trends.

OUR STRATEGY

     Our objective is to be the leading provider of market research systems for online market participants including Internet advertisers, advertising agencies, Web publishers, online retailers and consumer brand marketers. The following are the key elements of our strategy:

     - Increase market penetration of the @plan Kepler E-Business System

     - Enhance and expand the @plan Gutenberg Advertising System

     - Develop additional revenue sources

     - Expand sales efforts and maximize sales effectiveness

     - Continue to provide the highest level of client service

     - Leverage our market research to identify key trends

     Our headquarters are located at Three Landmark Square, Suite 400, Stamford, Connecticut 06901, and our telephone number is (203) 961-0340.

                                  THE OFFERING

Common Stock offered by @plan...............    2,500,000 shares

Common Stock to be outstanding after the
offering....................................    10,948,600 shares

Use of proceeds.............................    For general corporate purposes,
                                                including working capital,
                                                expansion of sales, marketing
                                                and customer service
                                                capabilities, product
                                                development and possible
                                                acquisitions. See "Use of
                                                Proceeds."

Proposed Nasdaq National Market symbol......    APLN

     The information in this prospectus summary excludes 2,780,000 shares of common stock reserved for issuance under our stock option plans, 1,852,740 of which were outstanding at March 31, 1999 at a weighted average exercise price of $1.48. It also excludes warrants to purchase 200,000 shares, 230,000 shares if the underwriters' over-allotment option is exercised in full, of common stock at the initial public offering price issuable upon consummation of this offering. Upon consummation of the initial public offering, all of the outstanding mandatory redeemable preferred stock will be converted into 7,541,400 shares of common stock. The "as adjusted" column in the table below gives effect to our sale of common stock in this offering at an assumed initial public offering price of $13.00 per share. For a more complete discussion regarding the historical financial information in this table, please see the notes to our financial statements.

                         SUMMARY FINANCIAL INFORMATION

                                  PERIOD FROM
                                   INCEPTION                                     THREE MONTHS ENDED
                                (MAY 29, 1996)      YEAR ENDED DECEMBER 31,          MARCH 31,
                                    THROUGH        -------------------------   ----------------------
                               DECEMBER 31, 1996      1997          1998         1998         1999
                               -----------------   -----------   -----------   ---------   ----------
                                                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
     Revenues................      $      --       $   422,401   $ 3,108,356   $ 469,168   $1,337,122
     Loss from operations....       (678,005)       (2,894,307)   (2,049,464)   (415,207)    (375,328)
     Net loss................       (660,638)       (2,813,939)   (1,870,879)   (367,418)    (341,898)
     Basic and diluted loss
       per share.............      $   (0.73)      $     (3.13)  $     (2.07)  $   (0.41)  $    (0.38)
     Weighted average shares
       used in the
       calculation of basic
       and diluted loss per
       share.................        900,000           900,000       901,993     900,000      907,200

                                                          DECEMBER 31,
                                                              1998            MARCH 31, 1999
                                                          ------------   -------------------------
                                                             ACTUAL        ACTUAL      AS ADJUSTED
                                                          ------------   -----------   -----------
                                                                                (UNAUDITED)
BALANCE SHEET DATA:
     Cash and cash equivalents..........................  $ 3,682,576    $3,156,857    $32,581,857
     Working capital....................................    3,716,071     3,409,363     32,834,363
     Total assets.......................................    6,026,481     6,043,368     35,468,368
     Mandatory redeemable convertible preferred stock...    9,582,802     9,582,802             --
     Shareholders' equity (deficit).....................   (5,310,037)   (5,621,875)    33,385,927

                                                               DECEMBER 31,
                                                         ------------------------    MARCH 31,
                                                            1997          1998          1999
                                                         ----------    ----------    ----------
OTHER DATA:
     Contract value....................................  $1,555,000    $4,595,000    $5,868,000

---------------
     Contract value represents the annualized value of all of our subscription contracts outstanding at the end of each period. This value includes amounts that we have previously recognized as revenue as well as amounts which we expect to recognize as revenue over the remainder of a contract. As of March 31, 1999, we have recognized $2.5 million of revenues of the $5.9 million in contract value. Contract value is provided because we believe that it is useful information for evaluating our future ability to generate revenues. Contract value should not be construed as an alternative to revenue or deferred revenue, or any other indicator of our future operating performance or liquidity. Contract value is not a financial measure determined in accordance with generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

                                  RISK FACTORS

     You should consider carefully the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could harm our business, results of operations and financial condition and could result in a complete loss of your investment.

RISKS RELATED TO OUR BUSINESS

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, IT IS DIFFICULT TO EVALUATE OUR
BUSINESS      AND PROSPECTS

     We were incorporated in May 1996 and have a limited operating history. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including the Internet advertising and electronic commerce markets. These risks include our ability to:

     - sustain revenue growth rates;

     - manage our expanding operations;

     - compete with companies that have longer operating histories, greater name recognition and greater financial resources; and

     - expand our current client base.

     We also depend on the growing use of the Internet for advertising, commerce and communication, and on general economic conditions. We cannot assure you that our business strategy will be successful or that we will successfully address these risks. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our limited operating history.

WE HAVE A HISTORY OF LOSSES, AND WE ANTICIPATE CONTINUED LOSSES

     To date, we have not made a profit. We incurred net losses of approximately $661,000 during our inception period from May 29, 1996 through December 31, 1996, $2.8 million in 1997, $1.9 million in 1998, and approximately $342,000 for the three months ended March 31, 1999. As of March 31, 1999, our accumulated deficit was $5.7 million. We expect to continue incurring significant operating and net losses through at least 2000 and, as a result, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have grown in recent quarters, we cannot assure you that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. Our results of operations and financial condition will be harmed if revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations and cannot be adjusted accordingly. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our history of losses and anticipation of continued losses.

WE DEPEND ON SUBSCRIPTION RENEWALS BY OUR CLIENTS AND A DECREASE IN OUR
     CURRENT RATE OF RENEWAL COULD CAUSE A DECLINE IN OUR REVENUE

     We derive all of our revenues from subscriptions to our systems. Because we have a limited operating history, our subscription renewal rate is based on a limited number of contracts and we are not sure that we will continue to experience our current rate of subscription renewal. If our renewal rate percentage declines, our results of operations and financial condition could be harmed. Our subscription renewal rates may decline as a result of a consolidation in our client base, the emergence of direct competition or if a significant number of our clients cease operations.

OUR BUSINESS WILL BE HARMED IF OUR RELATIONSHIP WITH GALLUP IS TERMINATED
     CAUSING UPDATES TO OUR DATABASE OR THE INTRODUCTION OF NEW PRODUCTS TO BE DELAYED.

     The methodology for the collection of data, the generation of a sample population to be surveyed and the collection of data from that sample population for both our Web user database and our U.S. population database is controlled and conducted by Gallup. Our agreement with Gallup extends through 2006. Gallup does not have the right to terminate the agreement prior to 2006, however, other circumstances beyond our control, such as Gallup going out of business or Gallup breaching the agreement, could cause the agreement to terminate early. We cannot be sure that Gallup will continue to provide us services in a manner that allows us to execute our business strategy. If our agreement with Gallup terminates for any reason, we will need to find another firm to perform our research data collection services and this could harm our business by delaying our ability to update our database and introduce new products.

IF GALLUP EXPERIENCES PROBLEMS WITH THE TIMELY COLLECTION, PROCESSING, STORING
     OR DELIVERY OF ACCURATE DATA, WE MAY LOSE CREDIBILITY WITH OUR CLIENTS

     The data that comprises our exclusively owned databases is collected and statistically processed by Gallup and delivered to us on a quarterly basis. Gallup could experience problems with, or make errors in, collecting, processing, storing or delivering the data. In addition, Gallup could experience problems with the computer systems that process and store the data. These problems could result in inaccuracies in, or in delays in delivery or loss of, the data from Gallup. These inaccuracies, delays or losses could cause us to lose credibility with our clients or breach some client contracts which could cause us to lose clients and could harm our business.

WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN OUR BUSINESS IN RECENT PERIODS AND ANY
     INABILITY TO MANAGE THIS GROWTH AND ANY FUTURE GROWTH COULD HARM OUR
     BUSINESS

     We have grown and expect to continue to grow both by adding new products and hiring new employees. This growth has placed, and our anticipated future growth in our operations will continue to place a strain on our management systems and resources. We cannot assure you that our management team will be able to efficiently or successfully manage our growth. In addition, we will need to hire additional financial and operations personnel. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures, and we will need to continue to expand, train and manage our workforce.

IF WE ARE UNABLE TO ATTRACT AND RETAIN SALES AND CLIENT SERVICE PERSONNEL OR WE
    ARE UNABLE TO ADEQUATELY TRAIN OUR SALES PERSONNEL IN A TIMELY MANNER, OUR BUSINESS AND FUTURE REVENUE GROWTH WOULD BE HARMED

     Our business would be harmed if we were unable to continue to attract, retain and motivate highly qualified, experienced sales and client service personnel. We need to hire additional sales and client service personnel to achieve our growth objectives. Competition for these individuals is intense. Even if we are able to hire additional sales personnel it will take months of training before they are fully productive. We may be unable to attract, train and retain an adequate number of individuals to meet our sales and client service objectives.

OUR BUSINESS AND FUTURE REVENUE GROWTH MAY SUFFER IF WE ARE NOT SUCCESSFUL AT
    DEVELOPING AND INTRODUCING NEW PRODUCTS

     Our future growth depends in part on our ability to offer new products and services on a timely and cost-effective basis. Our business may suffer if we fail to develop and introduce new products or if our new products are not accepted by the market or are accepted at a slower rate than we anticipate. In December 1998, we introduced the @plan Kepler E-Business System for online retailers and consumer brand marketers. We are currently developing more detailed market research systems for specific client groups. There are many costs and risks associated with developing and introducing these and other new products, including:

     - significant market research data collection and software development costs;

     - a need for additional sales, client service and other personnel;

     - diversion of management attention and resources; and

     - the lack of acceptance of new products in the marketplace.

     We cannot assure you that we will be successful in developing and introducing new products.

OUR FUTURE REVENUES MAY BE UNPREDICTABLE AND OUR QUARTERLY RESULTS ARE EXPECTED
    TO FLUCTUATE AND IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE

     Our operating results have varied on a quarterly basis and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Due to these fluctuations, it is likely that in some future quarters our operating results will fall below the expectations of securities analysts and investors, which could cause the price of our common stock to drop. Factors that may affect our quarterly operating results include:

     - market acceptance of the Web as an advertising medium;

     - the development of the electronic commerce market;

     - market acceptance of our products;

     - the amount and timing of operating costs and capital expenditures relating to the expansion of our business, including those related to our planned development of more detailed market research and planning systems;

     - variations in product or client mix, as pricing may vary based on the volume and type of subscriptions being sold to a client;

     - our ability to expand our client base and retain current clients;

     - new competitors entering our market;

     - general economic conditions as well as economic conditions specific to the Internet;

     - our ability to attract, train and retain qualified sales and other personnel;

     - technical difficulties or service interruptions; and

     - the magnitude and timing of strategic pricing changes, marketing decisions or acquisitions.

     Our limited operating history and the emerging nature of our markets make prediction of future revenues difficult. Our expense levels are based, in part, on our expectations with regard to future revenues, and to a large extent our expenses are fixed, particularly in the short term. We cannot assure you that we will be able to predict our future revenues accurately and we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in our expectations could cause significant declines in our quarterly operating results.

     Due to all the foregoing factors, our quarterly revenues and operating results are difficult to forecast. We believe that our quarterly revenues, expenses and operating results could vary significantly in the future, and that period-to-period comparisons should not be relied upon as indicators of future performance.

WE MAY EXPERIENCE CLIENT DISSATISFACTION OR BE EXPOSED TO LIABILITY FOR
     SUPPLYING INACCURATE INFORMATION TO OUR CLIENTS

     Our data may contain inaccuracies as a result of data collection or software errors, among other reasons. Our clients may become dissatisfied with our systems, or we may face liability if we supply inaccurate information. Any client dissatisfaction with our data would hinder our ability to attract new clients and retain existing clients. If we face liability for supplying inaccurate data, our business may suffer.

OUR REPUTATION AND THE ATTRACTIVENESS OF OUR SYSTEMS COULD BE IMPAIRED BY A
     FAILURE OF OUR COMPUTING SYSTEMS AND OUR INTERNET SERVICE PROVIDER'S COMPUTING SYSTEMS

     The performance of our server and networking hardware and software infrastructure is critical to our business, reputation and ability to attract and retain clients. Any system failure that causes an interruption in service or a decrease in responsiveness of our processing or data storage capabilities could impair our reputation and the attractiveness of our products. We entered into an agreement with UUNet for our Internet connectivity. Any interruption in the service that UUNet provides, or any failure of UUNet to handle higher volumes of Internet users, would harm our business.

     The availability of our systems is dependent upon our ability and the ability of our Internet service provider to protect our server and network infrastructure against damage from:

     - human error;

     - fire;

     - flood;

     - power loss;

     - telecommunications failure;

     - sabotage; and

     - intentional acts of vandalism.

     Despite precautions taken by us and our Internet service provider, the occurrence of natural disasters or other unanticipated problems at our or their facilities could result in interruption in the availability of our systems or significant damage to our equipment. Even though we have implemented network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering. The occurrence of any of these events could result in interruptions, delays, the loss or corruption of our data or cessations in the availability of our systems, which could harm our business and our reputation.

WE HAVE EXPERIENCED AND MAY AGAIN EXPERIENCE SYSTEM CAPACITY CONSTRAINTS THAT
     COULD RESULT IN CLIENT DISSATISFACTION OR A LOSS OF CLIENTS

     An increase in the number of our clients, the addition of new products or spikes in client demand, either unexpected or in connection with new data releases, could strain the capacity of our computer systems, which could lead to slower response time or system failures. For example, some of our clients recently experienced delays in accessing our systems due to increased client use following the Spring 1999 update of our databases. Our business could be harmed by system failures or slowdowns that reduce the speed and responsiveness of our data processing and diminish the experience for our clients. We face risks related to our ability to scale up to our expected client levels while maintaining superior performance. We may need to purchase additional servers to maintain adequate data processing speeds.

THE LOSS OF SERVICES OF OUR KEY EXECUTIVES WOULD LIKELY HURT OUR BUSINESS

     Our future success depends to a significant extent on the continued service of Mark K. Wright, our Chief Executive Officer and Chairman of our Board of Directors, and Karl A. Spangenberg, our President and Chief Operating Officer. We have no employment agreements with either of these executives. The loss of the services of either of Messrs. Wright or Spangenberg would likely hurt our business. Please see "Management" for detailed information on these key executives.

WE FACE COMPETITION FROM MORE ESTABLISHED PROVIDERS OF INTERNET MARKET
     RESEARCH TOOLS THAT COULD CAUSE A LOSS OF CLIENTS OR CAUSE US TO REDUCE THE PRICES WE CAN CHARGE TO OUR CLIENTS

     Our market, namely providing market research tools for Internet advertisers, advertising agencies, Web publishers, online retailers and consumer brand marketers, is new and rapidly evolving. Competition for clients is intense and is expected to increase in the future as existing competitors develop new solutions, potential competitors become active in the market and our industry consolidates. We cannot assure you that we will be able to compete successfully or that competitive pressures will not harm our business. We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:

     - the timing and market acceptance of new products and enhancements to existing products developed either by us or our competitors;

     - our client service and support efforts;

     - our sales and marketing efforts; and

     - the ease of use, performance, price and reliability of products developed either by us or our competitors.

     Most of our competitors have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than we do. This may allow them to respond more quickly than we can to new or emerging technologies and changes in client requirements. It may also allow them to devote greater resources than we can to the development, promotion and sale of their products and services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners, advertisers and Web publishers. We cannot assure you that our current and potential competitors will not develop products or services that are of equal or superior quality to ours or that achieve greater market acceptance or that may be offered at lower prices. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective customers. It is possible that new competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, all of which will harm our business. Please see "Business -- Competition for Our Internet Clients" for detailed information about our competition.

YEAR 2000 PROBLEMS MAY DISRUPT OUR OPERATIONS AND LIMIT THE AVAILABILITY OF OUR
     SYSTEMS WHICH COULD RESULT IN LOST REVENUES, INCREASED OPERATING COSTS OR THE LOSS OF CLIENTS

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities. All of the systems on which we rely including our systems, Gallup's systems and third-party systems such as those of UUNet, may not be Year 2000 compliant, and we cannot assure you that all these systems will be made Year 2000 compliant in a timely manner or that the third parties upon which our business depends will achieve Year 2000 compliance. Any failure to fix or replace our internally developed systems, Gallup's systems, or other third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of clients, or other business interruptions, any of which could harm our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our internally developed systems could result in claims of negligence, mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance" for more detailed information.

ANY FAILURE BY US TO PROTECT OUR INTELLECTUAL PROPERTY COULD HARM OUR BUSINESS
     AND COMPETITIVE POSITION


     Our success and our competitive position are dependent on our internally developed methods, technologies and trademarks which we generally protect through a combination of copyright, trademark and trade secrecy laws, confidentiality agreements with third parties, and license agreements with consultants, vendors and customers. Despite these protections, a third party could, without authorization, copy or otherwise take information from our database. Our agreements with employees, consultants and others who participate in development activities could be breached. We may not have adequate remedies for any breach, and our trade secrets may otherwise become known or independently developed by competitors. We have filed applications for several trademarks in the United States. We cannot assure you that any of our trademark applications will be approved. Even if these applications are approved, the trademarks may be successfully challenged by others or invalidated. Please see "Business -- Protection of Our Proprietary Rights" for more detailed information.


WE MAY INFRINGE THE PROPRIETARY RIGHTS OF OTHERS AND BE LIABLE FOR SIGNIFICANT
     DAMAGES

     There have been substantial amounts of litigation in the computer and online industries regarding intellectual property assets. Third parties may claim infringement by us with respect to current and future products, trademarks or other proprietary rights, or we may counterclaim against these parties. Any claims or counterclaims could be time-consuming, result in costly litigation, divert management's attention, cause product release delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could harm our business and operating results. Royalty and licensing agreements, if required, may not be available on terms acceptable to us, or at all.

WE RELY ON THIRD PARTIES FOR THE DEVELOPMENT OF SOME OF OUR SOFTWARE TECHNOLOGY

     We hire third parties to develop some of our software technology. We cannot assure you that we will continue to receive this technology from third parties or that this technology will continue to be available at a reasonable cost. If we are unable to develop additional software or upgrade our existing software, we may experience delays in making our current and future systems accessible to our clients.

ANY FUTURE ACQUISITIONS OF BUSINESSES OR TECHNOLOGIES COULD STRAIN OUR
     MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES

     We may acquire or make investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to make such acquisitions or investments on commercially acceptable terms. If we acquire a company, we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in assimilating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and harm our results of operations due to accounting requirements such as the amortization of goodwill. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing shareholders.

RISKS RELATED TO OUR INDUSTRY

IF INTERNET USAGE DOES NOT CONTINUE TO GROW, WE WILL NOT BE SUCCESSFUL

     Our business would be adversely affected if Internet usage does not continue to grow rapidly. Internet usage may be inhibited for a number of reasons, including:

     - inadequate network infrastructure;

     - security concerns;

     - inconsistent quality of service; or

     - lack of availability of cost-effective, high-speed service.

     Even if Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth. As a result, its performance and reliability may decline. Even if the necessary infrastructure or technologies are developed, we may have to adapt our systems accordingly. In addition, Web sites and proprietary online services have experienced interruptions in their service as a result of outages and other delays occurring throughout their infrastructure. If these outages or delays frequently occur in the future, Internet usage could grow more slowly or decline.

OUR LONG-TERM SUCCESS DEPENDS ON THE DEVELOPMENT OF THE ELECTRONIC COMMERCE
     MARKET

     If electronic commerce does not grow or grows more slowly than expected, our business will suffer. Our long-term success depends on widespread market acceptance of electronic commerce. A number of factors could prevent this acceptance, including the following:

     - electronic commerce is at an early stage and buyers may be unwilling to shift their purchasing from traditional vendors to online vendors;

     - the necessary network infrastructure for substantial growth in usage of the Internet may not be adequately developed;

     - increased government regulation or taxation may adversely affect the viability of electronic commerce;

     - increases in the cost of telecommunications services could make access to the Internet prohibitively expensive for consumers;

     - insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times; and

     - adverse publicity and consumer concern about the security of electronic commerce transactions could discourage its acceptance and growth.

WE WILL LOSE CLIENTS OR FAIL TO ATTRACT NEW CLIENTS IF THE INTERNET DOES NOT
     CONTINUE TO DEVELOP AS AN ADVERTISING MEDIUM

     Our future success depends on an increase in the use of the Internet as an advertising medium. We would lose clients or fail to attract new clients if the market for Internet advertising fails to develop or develops more slowly than we expect. The Internet advertising market is new and rapidly evolving, and it cannot yet be compared with traditional advertising media to gauge its effectiveness and value to advertisers. As a result, demand and market acceptance for our systems is uncertain. Many of our current or potential clients have little or no experience using the

Internet for advertising purposes, and they have allocated only a limited portion of their advertising budgets to Internet advertising. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires accepting a new way of conducting business, exchanging information and advertising products and services. Clients may find that Internet advertising is less effective for promoting their products and services relative to traditional advertising media. In addition, most of our current and potential Web publisher clients have little or no experience in generating revenues from the sale of advertising space on their Web sites.

THE INTERNET MARKET RESEARCH INDUSTRY IS NEW AND CHANGING QUICKLY AND OUR
     SYSTEMS MAY NOT BE ACCEPTED BY OUR EXISTING AND FUTURE CLIENTS


     To date, no industry consensus has emerged as to what information tools will be essential to buying and selling Internet advertising as well as to the development of electronic commerce. Our existing and future clients may challenge or refuse to accept the market research information that our systems provide. Our clients may not be satisfied with our methodology for data collection or may feel that our databases do not represent Internet users. Our clients might turn to other current or future providers of market research systems.


THE FAILURE OF INDUSTRY INITIATIVES TO SUPPORT OUR METHODOLOGIES OR THEIR
     ENDORSEMENT OF OTHER METHODOLOGIES MAY RESULT IN A DECLINE IN SALES OF SUBSCRIPTIONS FOR OUR SYSTEMS


     Key industry organizations, including the Internet Advertising Bureau, the Media Ratings Council, the Advertising Research Foundation and FAST Forward, have begun initiatives focusing on standards for Internet market research and audience measurement. To the extent that some or all of these trade groups do not support our methodologies or endorse other methodologies, our business and financial condition could be harmed.


TECHNOLOGICAL CHANGE MAY RENDER OUR SYSTEMS OBSOLETE

     The Internet, the Internet advertising and electronic commerce markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing client demands. Our systems may be rendered obsolete by those developments. Our future success depends on our ability to adapt to rapidly changing technologies, to enhance our existing products and to develop and introduce a variety of new products to address our clients' changing needs. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of our products. In addition, our new products or enhancements must meet the requirements of our current and prospective clients and must achieve significant market acceptance. Delays in introducing new products and enhancements may cause clients to forego purchases of our products and purchase those of our competitors.

WE MAY BECOME SUBJECT TO GOVERNMENT REGULATION THAT COULD INCREASE THE COST OF
     PROVIDING OUR SYSTEMS

     Any new laws or regulations relating to the Web could increase the cost of providing our systems and harm our financial condition. In particular, laws and regulations may be adopted in the future that address the pricing of Internet access.

Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. This could increase the cost of providing our systems over the Internet.

RISKS RELATED TO THIS OFFERING

CURRENT SHAREHOLDERS, OFFICERS AND DIRECTORS OWN A LARGE AMOUNT OF OUR STOCK AND
     WILL BE ABLE TO CONTROL MATTERS REQUIRING SHAREHOLDER APPROVAL

     After this offering, the directors and executive officers and their affiliates will beneficially own 79.0% of the outstanding common stock. They will be able to exercise control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership could deter, delay or prevent transactions that could result in a change in control which could cause the price at which our common stock trades to drop.

SUBSTANTIAL SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE

     After this offering, we will have 10,948,600 outstanding shares of common stock. Sales of a substantial number of shares of common stock in the public market following this offering could depress the market price of our common stock. All the shares sold in this offering will be freely tradable. Assuming the effectiveness of lock-up arrangements restricting the sale of common stock for a period of 180 days between our shareholders or us and the underwriters, 8,441,400 of the 10,948,600 shares of common stock outstanding after this offering will be available for sale in the public market 180 days following the date of this prospectus. Of these shares, 8,324,400 shares will be subject to volume limitations under federal securities laws. In addition, at such time, 2,076,940 shares subject to options and warrants currently outstanding will be exercisable and may be resold.

     If our shareholders sell substantial amounts of common stock in the public market, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock could fall. Please see "Shares Eligible for Future Sale" and "Underwriting" for an explanation of what could happen if our shareholders sell substantial amounts of common stock.

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE THAT COULD AFFECT THE
     VALUE OF YOUR INVESTMENT

     There has never been a public market for our common stock. Accordingly, we cannot predict the extent to which investor interest in our common stock will lead to the development of a trading market or how liquid that market might become. The initial public offering price will be determined through negotiations between representatives of the underwriters and us and may not be indicative of prices that will prevail in the trading market. The price at which our common stock will trade after this offering is likely to be highly volatile as the stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. Factors that could cause volatility may include, among other things:

     - actual or anticipated variations in quarterly operating results;

     - announcements of technological innovations;

     - changes in financial estimates by securities analysts;

     - conditions or trends in the Internet industry;

     - changes in the market valuations of other Internet companies;

     - announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

     - capital commitments;

     - additions or departures of key personnel; and

     - sales of common stock.

     Many of these factors are beyond our control. These factors may depress the market price of our common stock, regardless of our operating performance. As a result, investors may not be able to resell their shares of our common stock at or above the initial offering price. The trading prices of many technology and Internet-related companies' stocks have reflected valuations substantially above historical levels. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices.

THE BROAD DISCRETION WE HAVE IN THE USE OF PROCEEDS OF THIS OFFERING MAY
    INCREASE THE RISK THAT WE WILL NOT USE THEM EFFECTIVELY OR THAT WE WILL USE THEM IN WAYS WITH WHICH YOU MAY NOT AGREE

     The net proceeds of this offering will be added to our working capital and will be available for general corporate purposes, including expansion of sales, marketing and customer service capabilities and product development. In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, services or products. We cannot state with certainty particular uses for the net proceeds from this offering. Our management will have broad discretion in the use of the net proceeds. Please see "Use of Proceeds."

A THIRD PARTY COULD BE PREVENTED FROM ACQUIRING YOUR SHARES OF STOCK AT A
    PREMIUM TO THE MARKET PRICE BECAUSE OF THE ANTI-TAKEOVER EFFECTS OF PROVISIONS IN OUR CHARTER, BYLAWS AND UNDER STATE LAW

     Our charter and bylaws provide for the establishment of a classified board of directors, limitations on the ability of shareholders to call special meetings, the lack of cumulative voting for directors and procedures for advance notification of shareholder nominations and proposals. These charter and bylaw provisions and provisions of Tennessee law could delay, deter or prevent a change in control. After this offering our board of directors may issue up to 10,000,000 shares of preferred stock without any further vote or action by the shareholders. The board can determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares. The preferred stock may be issued with voting, liquidation, dividend and other rights superior to those of the common stock. The issuance of preferred stock could make it hard for a third party to acquire a majority of our outstanding voting stock. Please see "Description of Capital Stock" for more information about material provisions of our charter, bylaws and Tennessee law.

INVESTORS IN THE OFFERING WILL INCUR DILUTION OF THEIR SHARES

     Investors purchasing shares of common stock in this offering will incur immediate and substantial dilution in pro forma net tangible book value per share. All of our outstanding options will be immediately exercisable and vested upon the consummation of this offering. If these options are subsequently exercised, there will be further dilution. Please see "Dilution" for an explanation of the dilution investors will incur.

                           FORWARD LOOKING STATEMENTS

     There are statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and elsewhere in this prospectus that are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of the 2,500,000 shares of common stock we are offering will be approximately $29.4 million, assuming an initial public offering price of $13.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $34.0 million, at an assumed initial public offering price of $13.00 per share.


     We intend to use the net proceeds of this offering for general corporate purposes, including working capital, an estimated $1.5 million over the next 12 months for the expansion of our sales, marketing and client service capabilities, and an estimated $5.5 million over the next 12 months for product development. In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, services or products; however, we currently have no commitments or agreements and are not involved in any negotiations with respect to any acquisition or investment. We cannot specify with certainty the particular uses for the net proceeds to be received upon the completion of this offering. Accordingly, our management team will have broad discretion in applying the net proceeds.


     Pending such uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities, certificates of deposit or direct guaranteed obligations of the United States.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends. We do not expect to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the growth of our business. We may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so. Any future determination to pay cash dividends will be at the discretion of our board of directors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 1999:

     -  on an actual basis; and

     -  on a pro forma, as adjusted basis to give effect to:

        - the automatic conversion of all outstanding shares of preferred stock into common stock upon consummation of this offering;

        - the receipt of the estimated net proceeds from the sale of the 2,500,000 shares of common stock offered in this offering at an assumed initial public offering price of $13.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses; and

        - warrants to purchase 200,000 shares of common stock at an assumed exercise price equal to the initial public offering price of $13.00 per share issuable upon consummation of this offering.

     The outstanding share information excludes (a) 1,852,740 shares of common stock issuable upon the exercise of options then outstanding with a weighted average exercise price of $1.48 per share, (b) 44,400 shares of common stock issuable upon exercise of options granted after March 31, 1999, with an exercise price equal to our initial public offering price, (c) 125,000 shares of common stock issuable upon exercise of options to be granted to our directors at the date of our initial public offering at an exercise price equal to our initial public offering price, (d) an aggregate of 867,860 additional shares reserved for issuance under our stock option plans and (e) 200,000 shares of common stock issuable upon the exercise of warrants to be issued upon consummation of this offering with an exercise price equal to our initial public offering price.

     This information is qualified by, and should be read in conjunction with, our financial statements and the notes to those statements appearing at the end of this prospectus.

                                                                     MARCH 31, 1999
                                                              ----------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------    -----------
                                                                      (UNAUDITED)
Long-term debt..............................................  $       --     $         --
Mandatory redeemable convertible preferred stock:
    Series A, no par value; 500,000 authorized (actual) and
      no shares authorized, as adjusted; 448,000 issued and
      outstanding (actual) and no shares issued and
      outstanding, as adjusted..............................     431,876               --
    Series B, no par value; 2,250,000 authorized (actual)
      and no shares authorized, as adjusted; 2,016,000
      issued and outstanding (actual) and no shares issued
      and outstanding, as adjusted..........................   4,011,935               --
    Series C, no par value; 1,725,667 authorized (actual)
      and no shares authorized, as adjusted; 1,725,667
      issued and outstanding (actual) and no shares issued
      and outstanding, as adjusted..........................   5,138,991               --
                                                              -----------    ------------
                                                               9,582,802               --
Shareholders' equity:
    Preferred stock, no par value; 5,524,333 shares
      authorized (actual) and 10,000,000 shares authorized,
      as adjusted; no shares issued and outstanding.........          --               --
    Common stock, no par value; 50,000,000 shares
      authorized; 907,200 issued and outstanding (actual)
      and 10,948,600 shares issued and outstanding, as
      adjusted..............................................       8,001       39,015,803
    Additional paid in capital..............................      57,478           57,478
    Warrants................................................          --        1,228,391
    Accumulated deficit.....................................  (5,687,354)      (6,915,745)
                                                              -----------    ------------
           Total shareholders' equity (deficit).............  (5,621,875)      33,385,927
                                                              -----------    ------------
           Total capitalization.............................  $3,960,927     $ 33,385,927
                                                              ===========    ============

                                    DILUTION

     As of March 31, 1999, our pro forma net tangible book value after giving effect to the conversion of our preferred stock was $3.6 million, or $0.43 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma shares of common stock outstanding as of March 31, 1999. After giving effect to the issuance and sale of the 2,500,000 shares of common stock offered in this offering, and the application of the estimated net proceeds, our pro forma net tangible book value as of March 31, 1999 would have been $33.0 million, or $3.02 per share. This represents an immediate increase in pro forma net tangible book value of $2.59 per share to existing shareholders and an immediate dilution of $9.98 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............          $13.00
  Pro forma net tangible book value per share at March 31,
     1999...................................................  $0.43
  Increase per share attributable to new investors..........   2.59
                                                              -----
Pro forma net tangible book value per share after
  offering..................................................            3.02
                                                                      ------
Dilution per share to new investors.........................          $ 9.98
                                                                      ======

     The following table summarizes, on a pro forma basis, as of March 31, 1999, the differences between the number of shares of common stock purchased, the total consideration paid and the average price per share paid by the existing shareholders and the new investors purchasing shares of common stock in this offering:

                           SHARES PURCHASED      TOTAL CONSIDERATION
                         --------------------   ---------------------   AVERAGE PRICE
                           NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                         ----------   -------   -----------   -------   -------------
  Existing
     shareholders......   8,448,600     77.2%   $ 9,665,001     22.9%      $ 1.14
  New investors........   2,500,000     22.8     32,500,000     77.1        13.00
                         ----------    -----    -----------    -----
                Total..  10,948,600    100.0%   $42,165,001    100.0%
                         ==========    =====    ===========    =====

     The discussion and tables above assume no exercise of any stock options outstanding as of March 31, 1999. As of March 31, 1999, there were options outstanding to purchase a total of 1,852,740 shares of common stock with a weighted average exercise price of $1.48 per share. If any of these options are exercised, there will be further dilution to new investors. Please see "Capitalization" and note 5 of the notes to our financial statements.

                            SELECTED FINANCIAL DATA

     The selected statement of operations data presented below for the period from our inception on May 29, 1996 to December 31, 1996 and for each of the years in the two-year period ended December 31, 1998, and the selected balance sheet data as of December 31, 1996, 1997 and 1998, are derived from our financial statements that have been audited by Arthur Andersen, LLP, our independent public accountants, and are included elsewhere in this prospectus. The selected statement of operations data for the three months ended March 31, 1998 and 1999, and the selected balance sheet data as of March 31, 1999 are derived from our unaudited financial statements included elsewhere in this prospectus. These unaudited financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, include all material adjustments, consisting only of normal recurring adjustments, necessary to present fairly this unaudited financial information. You should read the following selected financial information in conjunction with our financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" located elsewhere in this prospectus.

                                            PERIOD FROM
                                            MAY 29, 1996           YEAR ENDED              THREE MONTHS ENDED
                                           (INCEPTION) TO         DECEMBER 31,                  MARCH 31,
                                            DECEMBER 31,    -------------------------   -------------------------
                                                1996           1997          1998          1998          1999
                                           --------------   -----------   -----------   -----------   -----------
                                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
    Revenues.............................    $       --     $   422,401   $ 3,108,356   $   469,168   $ 1,337,122
    Costs and expenses:
        Product costs....................       487,239       1,744,366     2,360,042       407,649       740,480
        Selling and marketing............            --         819,043     1,713,080       294,811       539,160
        General and administrative.......       190,766         753,299     1,084,698       181,915       432,810
                                             ----------     -----------   -----------   -----------   -----------
            Total costs and expenses.....       678,005       3,316,708     5,157,820       884,375     1,712,450
                                             ----------     -----------   -----------   -----------   -----------
    Loss from operations.................      (678,005)     (2,894,307)   (2,049,464)     (415,207)     (375,328)
    Interest income......................        17,367          80,368       191,804        52,710        36,730
                                             ----------     -----------   -----------   -----------   -----------
    Net loss before income taxes.........      (660,638)     (2,813,939)   (1,857,660)     (362,497)     (338,598)
    Income tax provision.................            --              --        13,219         4,921         3,300
                                             ----------     -----------   -----------   -----------   -----------
    Net loss.............................    $ (660,638)    $(2,813,939)  $(1,870,879)  $  (367,418)  $  (341,898)
                                             ==========     ===========   ===========   ===========   ===========
    Basic and diluted loss per share
      (1)................................    $    (0.73)    $     (3.13)  $     (2.07)  $     (0.41)  $     (0.38)
                                             ==========     ===========   ===========   ===========   ===========
    Weighted average shares
      outstanding........................       900,000         900,000       901,993       900,000       907,200
                                             ==========     ===========   ===========   ===========   ===========

                                                          DECEMBER 31,
                                           ------------------------------------------    MARCH 31,
                                                1996           1997          1998          1999
                                           --------------   -----------   -----------   -----------
                                                                                        (UNAUDITED)
BALANCE SHEET DATA:
    Cash and cash equivalents............    $1,608,370     $   832,338   $ 3,682,576   $ 3,156,857
    Working capital......................     1,511,997         726,217     3,716,071     3,409,363
    Total assets.........................     1,625,616       1,559,175     6,026,481     6,043,368
    Mandatory redeemable convertible
      preferred stock....................     2,189,097       4,443,811     9,582,802     9,582,802
    Shareholders' equity (deficit).......      (660,637)     (3,474,576)   (5,310,037)   (5,621,875)

-------------------------

(1) Please see note 2 of the notes to our financial statements for an explanation of the number of shares used in per share computations. At the time of our initial public offering, each share of our preferred stock will convert into 1.8 shares of our common stock. On a pro forma basis, basic and diluted loss per share, had each share of preferred stock been immediately converted into common stock at the time of issuance, would have been as follows:

                                            PERIOD FROM
                                            MAY 29, 1996           YEAR ENDED              THREE MONTHS ENDED
                                           (INCEPTION) TO         DECEMBER 31,                  MARCH 31,
                                            DECEMBER 31,    -------------------------   -------------------------
                                                1996           1997          1998          1998          1999
                                           --------------   -----------   -----------   -----------   -----------
Pro forma basic and diluted loss per
  share..................................    $    (0.31)    $     (0.58)  $     (0.24)  $     (0.05)  $     (0.04)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our financial statements and the notes to those statements appearing elsewhere in this prospectus.

OVERVIEW

     We were founded in May 1996. During the period from May 1996 to December 31, 1996, our inception period, we had no revenues and were primarily engaged in the development and planning of our software and survey research infrastructures. In June 1997, we introduced our first product system, the @plan Gutenberg Advertising System. Since 1997, subscribers to this system have included Internet advertisers, advertising agencies and Web publishers and, to a lesser extent, online retailers and consumer brand marketers. During 1997, we generated revenues of approximately $422,000, and continued to build our sales and operations staff. During 1998, our first full year of sales, we continued to grow our client subscriber base and generated revenues of $3.1 million. Despite our growth in revenues, we incurred operating losses for the year, as our focus continued to be on expanding our client and user bases, product development and the hiring of additional sales, client service and operations personnel. During 1998, we opened a satellite office in San Francisco, California to service our existing West Coast clients and to expand our client base in this market. In December 1998, we introduced the @plan Kepler E-Business System specifically designed for online retailers and consumer brand marketers.

     We derive all of our revenues from the sale of subscriptions to our systems. The subscription contracts are generally non-cancelable for a period of one year and most automatically renew unless we receive notice of termination from the client prior to the anniversary date. Clients typically pay contract fees on an annual, quarterly or monthly basis which are recorded as deferred revenue until the revenue is recognized. Revenue is recognized on a straight line basis beginning over the non-cancelable contract period, generally 12 months. Upon renewal, many of the subscription rates increase automatically in accordance with contract provisions. These automatic increases are generally higher in the first two renewal years than in subsequent renewal years where the rate adjustment is based on increases in the Consumer Price Index, or CPI. We have experienced a contract renewal rate of 93% from inception through March 31, 1999. The renewal rate is not necessarily indicative of the rate of future retention of our revenue base. See "Risk Factors -- We depend on subscription renewals by our clients and a decrease in our current rate of renewal could cause a decline in our revenue."

     One measure of the volume of our business is "contract value" which represents the annualized value of all contracts in effect at a given point in time, without regard to the duration of contracts then outstanding and without deducting revenue already recognized under these contracts. Our contract value was $1.6 million at December 31, 1997, $4.6 million at December 31, 1998 and $5.9 million at March 31, 1999. As of March 31, 1999, we have recognized $2.5 million of revenues of the $5.9 million in contract value.

     Our revenues and operating margins will fluctuate due, in part, to product and customer mix. Annual subscriptions to the @plan Kepler E-Business System are typically priced higher than annual subscriptions to the @plan Gutenberg Adver-tising System. Moreover, annual subscription pricing and renewal pricing are often negotiated and may vary based on the volume of subscriptions being sold to the client. Variations in product or client mix could cause our revenue and operating results to fluctuate on a quarterly or annual basis.

     Product costs consist primarily of amounts paid to Gallup for quarterly collection of data used in our market research systems. From time to time we will engage Gallup on a case-by-case basis to collect additional data. In the past, these additional engagements have caused our data collection costs to fluctuate from quarter to quarter, and we expect quarterly data collection costs to continue to fluctuate as we plan to continue to use Gallup for additional data collection. Product costs will also increase as we collect data and incur additional software development costs in conjunction with the development of new products.

     Also included in product costs are software development costs which consist primarily of the amortization of capitalized software development costs and, to a lesser extent, other non-capitalized technology expenses such as Web site maintenance. Software development costs represent direct expenses incurred to improve or enhance our systems, including increasing access speeds, designing new user interfaces and developing new system modules. As of March 31, 1999, we had approximately $366,000 in capitalized software development costs which will be amortized and expensed as product costs over the next one to three years. See note 2 of the notes to our financial statements for an explanation of the accounting for our software development costs.


     We have incurred significant losses since inception and as of March 31, 1999, we had an accumulated deficit of $5.7 million. Our net losses and accumulated deficit resulted from our lack of substantial revenues and the significant costs incurred in the development of our systems and in the establishment of our operations infrastructure. We believe that our success will depend largely on our ability to extend our leadership position as a source for market research systems for the Internet. Accordingly, we intend to invest in the development of new products, the enhancement of our current systems and in the expansion of our sales force. As a result, we expect to incur additional losses at least through December 31, 2000.


RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1999

     Revenues. Total revenues increased from approximately $469,000 for the three months ended March 31, 1998 to $1.3 million for the three months ended March 31, 1999. The increase in revenues resulted principally from an increase of approximately $501,000 in recurring revenues from the retention of existing clients. Additionally, we experienced increased growth of approximately $367,000 in our subscription sales to new clients, including revenues from our Kepler E-Business System launched in December 1998.

     Product Costs. Product costs consist primarily of amounts paid to Gallup for quarterly collection of data used in our market research systems and software development costs. Product costs increased from approximately $408,000 for the three months ended March 31, 1998 to approximately $740,000 for the three months ended March 31, 1999. This increase was due primarily to an increase of approximately $217,000 in additional data collection costs and an increase of approximately $116,000 in software development costs associated with the introduction of the @plan Kepler E-Business system. Our strategy includes the development and introduction of new products. We are currently developing more detailed market research systems for specific client groups. As a result, we anticipate incurring increased data collection and software costs during the remainder of 1999 and in future periods as we continue to develop additional products.

     Selling and Marketing. Selling and marketing costs consist primarily of the personnel expenses associated with the sale and service of our systems, including commissions, public relations costs and, to a lesser extent, marketing expenses. Selling and marketing costs increased from approximately $295,000 for the three months ended March 31, 1998 to approximately $539,000 for the three months ended March 31, 1999. This increase was due largely to the expansion of our sales force and client service team and commissions associated with increased sales. Selling and marketing costs will increase as we continue to expand our sales force and introduce new products.

     General and Administrative. General and administrative expenses consist primarily of salaries and related costs for our administrative, financial and information technology personnel, professional fees, occupancy costs and general office expenses. General and administrative expenses were approximately $182,000 for the three months ended March 31, 1998 as compared to approximately $433,000 for the three months ended March 31, 1999. This increase was primarily due to the increase in personnel needed to support our expanding operations and related costs. We anticipate hiring additional personnel and we will incur additional costs related to being a public company, including directors' and officers' liability insurance, investor relations programs and professional services fees. Accordingly, general and administrative expenses will increase in future periods.

     Interest income. Interest income consists of interest on our cash and cash equivalents. Interest income was approximately $53,000 for the three months ended March 31, 1998 as compared to $37,000 for the three months ended March 31, 1999. The decrease in interest income was primarily attributable to the higher cash balances during the three months ended March 31, 1998 as a result of net proceeds from our sale of preferred stock in January 1998.

INCEPTION PERIOD AND YEARS ENDED DECEMBER 1997 AND 1998

     Revenues. Total revenues increased from approximately $422,000 in 1997 to $3.1 million in 1998. We had no revenues during our inception period from May 29, 1996 through December 31, 1996. The growth in revenues during 1998 resulted principally from a $2.2 million increase in subscription sales for the @plan Gutenberg Advertising System during our first full year of sales efforts, as well as an approximate $455,000 increase in recurring revenues from the retention of existing clients. We had nominal revenues from subscription sales of the @plan Kepler E-Business System in 1998 as it was not introduced until December 1998.

     Product Costs. Product costs increased from approximately $487,000 in our inception period to $1.7 million in 1997 due primarily to data collection costs associated with the introduction of the @plan Gutenberg Advertising System in June 1997. This increase was due primarily to an increase of approximately $531,000 in additional data collection costs and an increase of approximately $85,000 in software development costs associated with the @plan Gutenberg Advertising System and the launch of the @plan Kepler E-Business System.

     Selling and Marketing. We had no selling and marketing costs during 1996 as the @plan Gutenberg Advertising System was not introduced until 1997. Selling and marketing costs increased from approximately $819,000 in 1997 to $1.7 million in 1998. The increase was due largely to the expansion of our sales force and client service team and commissions associated with increased sales.

     General and Administrative Expenses. General and administrative expenses were approximately $191,000 in our inception period, approximately $753,000 in 1997 and $1.1 million in 1998. The increase in each period was primarily attributable to the increase in staffing levels to manage and support our expanding operations.

     Interest Income. Interest income was approximately $17,000 in our inception period, approximately $80,000 in 1997 and approximately $192,000 in 1998. The increase in 1998 was primarily due to a higher investment balance as a result of net proceeds of $5.1 million from our sale of preferred stock in 1998.

SELECTED QUARTERLY OPERATING RESULTS

     The following tables set forth selected statement of operations data for the five quarters ended March 31, 1999 both in absolute dollars and as a percentage of total revenues. The information for each quarter has been prepared on substantially the same basis as the audited statements included in other parts of this prospectus and, in our opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. You should read this information in conjunction with our financial statements and the notes to those statements included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the results to be expected in the future.

                                                         QUARTER ENDED
                              -------------------------------------------------------------------
                              MARCH 31,     JUNE 30,    SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                 1998         1998          1998            1998          1999
                              ----------   ----------   -------------   ------------   ----------
                                                          (UNAUDITED)
Revenues....................  $  469,168   $  633,281    $  899,026      $1,106,881    $1,337,122
Costs and expenses:
    Product costs...........     407,649      671,153       572,010         709,230       740,480
    Selling and marketing...     294,811      420,265       483,496         514,508       539,160
    General and
      administrative........     181,915      189,675       345,345         367,763       432,810
                              ----------   ----------    ----------      ----------    ----------
        Total costs and
           expenses.........     884,375    1,281,093     1,400,851       1,591,501     1,712,450
                              ----------   ----------    ----------      ----------    ----------
Loss from operations........    (415,207)    (647,812)     (501,825)       (484,620)     (375,328)
Interest Income.............      52,710       45,709        47,198          46,187        36,730
                              ----------   ----------    ----------      ----------    ----------
Net loss before taxes.......    (362,497)    (602,103)     (454,627)       (438,433)     (338,598)
Income tax provision........       4,921           --            --           8,298         3,300
                              ----------   ----------    ----------      ----------    ----------
Net loss....................  $ (367,418)  $ (602,103)   $ (454,627)     $ (446,731)   $ (341,898)
                              ==========   ==========    ==========      ==========    ==========

                                                    PERCENTAGE OF REVENUES
                              -------------------------------------------------------------------
Revenues....................       100.0%       100.0%        100.0%          100.0%          100%
Costs and expenses:
    Product costs...........        86.9        105.9          63.6            64.1          55.4
    Selling and marketing...        62.8         66.4          53.8            46.5          40.3
    General and
      administrative........        38.8         30.0          38.4            33.2          32.4
                              ----------   ----------    ----------      ----------    ----------
        Total costs and
           expenses.........       188.5        202.3         155.8           143.8         128.1
                              ----------   ----------    ----------      ----------    ----------
Loss from operations........       (88.5)      (102.3)        (55.8)          (43.8)        (28.1)
Interest income.............        11.2          7.2           5.2             4.2           2.7
                              ----------   ----------    ----------      ----------    ----------
Net loss before taxes.......       (77.3)       (95.1)        (50.6)          (39.6)        (25.3)
Income tax provision........         1.0           --            --             0.8           0.3
                              ----------   ----------    ----------      ----------    ----------
Net loss....................       (78.3)%      (95.1)%       (50.6)%         (40.4)%       (25.6)%
                              ==========   ==========    ==========      ==========    ==========

FACTORS AFFECTING QUARTERLY OPERATING RESULTS

     Our revenues increased during each quarter of 1998 and the first quarter of 1999. Quarterly revenue increased 35% from the first to the second quarter, 42% from the second to the third quarter, 23% from the third to the fourth quarter and 21% from the fourth quarter to the first quarter of 1999. These increases were due to the growth in sales of subscriptions to the @plan Gutenberg Advertising System, the effects of subscription renewals, which began in the third quarter of 1998, and sales of the @plan Kepler E-Business System, which was introduced in December 1998. These renewals reflect higher subscription rates than those in place during the initial term of these contracts, in accordance with contract provisions.

     Operating costs and expenses increased 45% from the first to the second quarter, 9.3% from the second to the third quarter, 14% from the third to the fourth quarter and increased 7.6% from the fourth quarter to the first quarter of 1999. These increases were due primarily to additions of sales and administrative personnel to sustain our growth and new product development costs. Operating costs and expenses in the second quarter were impacted by product development costs associated with our U.S. population data collection, which was included with the @plan Kepler E-Business System beginning in the fourth quarter. Loss from operations, in absolute dollars and as a percent of revenues, decreased during the year due to increasing revenues from new contracts and renewals and the maintenance of fixed expenses such as data collection costs.

     Interest income remained relatively constant during the year but declined as a percentage of revenues due to the growth in our revenues.

     Our operating results have varied on a quarterly basis and are expected to fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may affect our quarterly operating results include:

     - market acceptance of the Web as an advertising medium;

     - the development of the electronic commerce market;

     - market acceptance of our products and services;


     - the amount and timing of operating costs and capital expenditures relating to expansion of our business, including our planned development of more detailed market research systems;


     - variations in product or client mix, as pricing may vary based on the volume and type of subscription being sold to a client;

     - our ability to expand our customer base and retain current clients;

     - new competitors entering our market;

     - general economic conditions as well as economic conditions specific to the Internet;

     - our ability to attract and retain qualified sales and other personnel;

     - technical difficulties or service interruptions; and

     - strategic pricing changes, marketing decisions or acquisitions.

     Our limited operating history and the emerging nature of our markets make prediction of future revenues difficult. Our expense levels are based, in part, on our expectations with regard to future revenues, and to a large extent such expenses are fixed, particularly in the short term. We cannot assure you that we will be able to predict our future revenue accurately and we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in our expectations could cause significant declines in our quarterly operating results.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have financed our operations primarily through the private placement of preferred stock. Net proceeds from the sale of convertible preferred stock from inception to March 31, 1999 have totaled $9.6 million. As of March 31, 1999, we had $3.2 million in cash and cash equivalents.

     Net cash used in operating activities was approximately $570,000 in our inception period, $2.8 million in 1997, $1.8 million in 1998 and approximately $398,000 for the three months ended March 31, 1999. Cash used in operating activities in each period was primarily attributable to net operating losses and increases in accounts receivable which were partially offset by increases in deferred revenue and accrued expenses.

     Deferred revenue increased from approximately $367,000 at December 31, 1997 to $1.1 million at December 31, 1998 and to $1.6 million at March 31, 1999. Deferred revenue represents amounts invoiced under contract prior to our rendering of services to the client. Unbilled accounts receivable increased from approximately $91,000 at December 31, 1997 to approximately $245,000 at December 31, 1998, and decreased to approximately $241,000 at March 31, 1999. Unbilled accounts receivable represents the value of services provided prior to invoicing.

     Net cash used in investing activities was approximately $11,000 in our inception period, $214,000 in 1997, $533,000 in 1998 and $127,000 for the three months ended March 31, 1999. Cash used in investing activities in each period was primarily attributable to software development costs and purchases of property and equipment.

     Net cash provided by financing activities was $2.2 million in our inception period, $2.3 million in 1997, $5.1 million in 1998 and $0 for the three months ended March 31, 1999. Cash provided by financing activities in each period was primarily attributable to the proceeds from the sale of preferred stock, net of issuance costs.

     We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient to meet our working capital and capital expenditure requirements for at least the 18 months following this offering. Thereafter, we may be required to raise additional funds. If additional funds are raised through the issuance of equity securities, our shareholders may experience significant dilution. There can be no assurance that additional funding, if needed, will be available on attractive terms, or at all. If financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our products or services. The failure to raise capital when needed could harm our business, operating results and financial condition.

COMMITMENTS AND CONTINGENCIES

     During the first quarter of 1999, we issued 47,340 options to our employees. These options had an exercise price that was approximately $8.67 less per share than the fair market value of our common stock on the date of grant. Accordingly, we plan to recognize compensation expense of approximately $481,000 over the 48 month vesting period for these options. During the three months ended March 31, 1999, we recognized approximately $30,000 of this expense. However, as these options will vest at the time of our initial public offering, we expect that we will recognize the remaining $451,000 of expense during the second quarter of 1999.

     Simultaneous with the closing of this offering, Mark K. Wright, a director and our Chief Executive Officer, Gary R. Haynes, a director, and each of the preferred shareholders will receive warrants to purchase an aggregate number of shares of common stock equal to 8% of the number of shares sold in this offering at an exercise price equal to the initial public offering price. Of these warrants, 12.5% will be granted to each of Messrs. Wright and Haynes. The preferred shareholders, including Messrs. Wright and Haynes, will receive a pro rata portion of the remaining 75% of the warrants. These warrants are exercisable for seven years.

     We will account for these warrants at the time of issuance as follows:

     - For warrants issued to Messrs. Wright and Haynes, we will apply the provisions of Accounting Principles Boards Opinion No. 25, "Accounting for Stock Issued to Employees," and record compensation expense for the difference between the fair value of our common stock at the time of grant, based on our initial public offering price, and the exercise price of the warrant. As these amounts will be equivalent on the date of grant, we do not expect to record any compensation expense for these warrants.

     - For warrants issued to the holders of our preferred stock, we will record the value of these warrants, as determined by using the Black-Scholes model, as a dividend to these shareholders on the date of grant. This dividend will increase our accumulated deficit but will have no effect on reported net income (loss). While the actual value of the warrants issued to these shareholders cannot be determined until the date of grant, we estimate that the value of this dividend will approximate $1.2 million.

     We have no material commitments other than our lease for our corporate headquarters and obligations under our agreement with Gallup. Our agreement with Gallup provides us with initial baseline data and quarterly tracking data collection. The agreement has a one-year term with nine successive one-year renewals and is cancelable by us upon 90-days' written notice prior to an anniversary date. The annual renewal provides for CPI increases to the associated fees. Our strategy includes the development and introduction of new products. We are currently developing more detailed market research systems for specific client groups. As a result, we anticipate incurring increased data collection and software costs during the remainder of 1999 and in future periods as we continue to develop additional products.

YEAR 2000 COMPLIANCE

     Overview. Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

     State of Readiness. We have made a preliminary assessment of the Year 2000 readiness of all of our information technology systems, including the computer hardware and software that support our systems and our financial and administrative systems as well as our non-information technology systems such as our office facilities. Our plan for addressing Year 2000 has three phases:

     - identification and evaluation of Year 2000 issues;

     - development of plans for addressing the issues and prioritization of those issues; and

     - implementation of plans and verification of the effectiveness of those plans.


     We do not have any contracts with external contractors to complete our Year 2000 compliance projects. In relation to our information technology systems, we have reviewed the software obtained from third parties that is incorporated into our products, and are seeking assurances from our vendors that licensed software is Year 2000 compliant. In particular, we have received assurances from our relational database provider, our operating system vendor and accounting systems vendor that the programs are Year 2000 compliant. Further, we are in the process of reviewing our internally developed software and are working with our third party software developer to seek their assurance that their development and backup systems are compliant. Additionally, we are in the process of reviewing our Internet connectivity with UUNet as it relates to the delivery of our products to our clients. We plan to have completed a full review of our information technology systems by the end of the second quarter of 1999 and plan to complete all testing by the end of the third quarter of 1999. We have not reassigned or hired any employees to exclusively work on our Year 2000 review.



     Our non-information technology systems are currently being evaluated. Preliminary responses from our lessor have indicated that our Stamford, Connecticut facilities are compliant with respect to electrical and climate control systems. Beginning in the second quarter of 1999 we plan to further focus on our telecommunications equipment and voicemail systems. We have identified other vendors whose Year 2000 compliance may have an impact on our business, such as our payroll processing company. We are sending letters to our other vendors requesting Year 2000 certification to ensure their Year 2000 compliance. We plan to conduct a Year 2000 simulation test by the end of the third quarter of 1999 in order to complete our verification and testing of all non-information technology systems and to assure the reliability of our risk and cost estimates for our Year 2000 compliance. If any of these vendors cannot become Year 2000 compliant, we could have systems failures, telecommunications problems or electrical failures.


     We rely on Gallup for our data collection efforts. Gallup has advised us that they are finalizing their Year 2000 compliance review of their systems and are implementing any necessary hardware and software upgrades. Beginning in the second quarter of 1999, we plan to request another letter from Gallup regarding its Year 2000 efforts to enable us to reassess Gallup's compliance progress and develop any necessary testing plans. We plan to establish a contingency plan in the fourth quarter of 1999 after our simulation tests are complete.

     Costs. To date, we have not incurred any incremental costs in connection with identifying, evaluating or addressing Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and

Year 2000 compliance matters generally. At this time, we do not possess the information necessary to estimate the potential costs of either revisions to our systems, should revisions be required, or replacement of third-party software, hardware or services that are determined not to be Year 2000 compliant. Although we do not anticipate that such expenses will be material, these expenses, if higher than anticipated, could harm our financial performance.

     Worst-Case Scenario. We believe that our most reasonably possible worst case scenario would exist if Gallup's systems were subject to unexpected Year 2000 complications. This could potentially affect our ability to release timely data in the first quarter or second quarter of 2000 depending on the nature of the affected systems. If we determine that Gallup is unable to meet data delivery requirements on a timely basis, we would ask Gallup to accelerate data collection and data processing which may cause us to incur additional costs. However, there can be no assurance that Gallup could collect and process data under an accelerated schedule. We will continue to monitor this and any other potential areas of exposure and develop contingency plans accordingly.

     Risks. We are not currently aware of any Year 2000 compliance problems relating to our systems that would harm our business, results of operations and financial condition, other than those previously discussed. We cannot assure you that we will not discover Year 2000 compliance issues in our systems that will require substantial revision. In addition, we can not assure you that third-party software, hardware or services incorporated into our systems will not need to be revised or replaced, all of which could be time consuming and expensive.

     Our failure to fix or replace our internally developed systems or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of clients, or other business interruptions, any of which could harm our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our internally developed systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as prolonged Internet, telecommunications or electrical failure. This could prevent our users from accessing our system, which could harm our business, results of operations and financial condition. Our contingency plan in this event would be to provide data to our clients on a manual basis until our Year 2000 issues could be corrected.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." Statement of Position 98-1 is effective for financial statements for years beginning after December 15, 1998. Statement of Position 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specific costs and amortization of such costs. We do not expect this standard to have a material effect on our capitalization policy.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." Statement of Position 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. The adoption of this standard is not expected to have a significant impact on our results of operations, financial position or cash flows.

     We do not believe that any other recent pronouncements will have a significant impact on our results of operations, financial position or cash flows.

                                    BUSINESS
OVERVIEW

     We provide Internet market research systems specifically designed for Internet advertisers, advertising agencies and Web publishers, and we recently introduced a system for online retailers and consumer brand marketers. These systems help enable our clients to effectively harness the power of the Internet as an advertising, marketing and retailing medium. Our internally developed systems, which our clients access through our Web site, combine our databases of consumer lifestyle, product preference and demographic data with powerful technology that enables our clients to perform queries and searches to plan campaigns and strategies. Our syndicated Internet consumer research data is collected, on an exclusive basis, by Gallup from a statistically representative group of approximately 40,000 active adult Web users. We believe that our systems facilitate the purchase and sale of advertising on the Internet and are becoming an important information tool in enabling the increase in consumer electronic commerce.

     We introduced the @plan Gutenberg Advertising System in June 1997 and as of March 31, 1999 we had contracts representing a total of over 275 Internet advertisers, advertising agency offices, Web sites, online retailers and consumer brand marketers. We currently have subscription contracts for our systems with all of the top 20 Web publishers as measured by advertising revenues, 65% of the top 20 U.S. advertising agencies primarily focused on the Web as measured by billings and 70% of the top 20 "traditional" U.S. advertising agencies as measured by billings. We introduced the @plan Kepler E-Business System in December 1998 and as of March 31, 1999 we had contracts with eight online retailers and consumer brand marketers.

BACKGROUND OF THE INTERNET INDUSTRY

     Growth of the Internet, Web Advertising and Online Commerce


     The Internet is rapidly emerging as a mass communications and commerce medium enabling millions of people worldwide to share information, be entertained, communicate and research or make consumer purchases electronically. Based on industry sources, management believes that worldwide Internet usage will grow from approximately 97 million users at the end of 1998 to 320 million in 2002. This growth is driven by a number of factors, including an expanding base of personal computers and other devices, more convenient, faster and inexpensive access to the Internet and the increasing importance of the Internet as a sales, marketing and distribution channel, communications medium and information resource.



     The Internet is evolving into an important medium for advertisers due to its interactive nature, its potential for highly targeted advertising and its ability to reach a workplace audience. These unique characteristics, combined with the growth in the number of Internet users and the compelling demographics of these users, have led to a significant increase in Internet advertising. Based on industry sources, management believes that expenditures on Internet advertising in the United States will grow from $1.3 billion in 1998 to $10.4 billion in 2003.


     The Internet is increasingly affecting the methods by which businesses are selling goods and services and developing relationships with their current and potential customers. The Internet provides businesses with the ability to reach a global audience, achieve greater economies of scale, and operate with minimal infrastructure while providing consumers with a broad selection of goods and services, increased pricing power and unparalleled convenience. In addition, businesses that are not actively selling goods and services online are integrating the Internet into their marketing strategy to acquire and retain customers and enhance their marketing capabilities. Based on industry sources, management believes that the value of goods and services purchased on the Internet will increase from approximately $32 billion in 1998 to over $400 billion in 2002.


     Need for Internet Market Research Tools

     As the Internet advertising, marketing and retailing environment continues to rapidly evolve, online market participants are continually challenged to define and reach their target audiences, develop cost-efficient customer acquisition and retention strategies and develop their business strategies and tactics. Market research tools enable advertisers, marketers, and retailers in many industries to optimize their competitive strategies by providing them with highly detailed consumer behavior information.

     The characteristics of the Internet as both a unique medium for advertising and a distinct marketing and sales channel plus the substantial potential size of the Internet market have heightened the need among online market participants for these tools. The rapid growth in the number of users as well as in the number of content and electronic commerce sites on the Internet requires online market participants to recognize and adapt to changing conditions more quickly than in many traditional media, marketing and retailing environments. The diversity of these users and sites requires online market participants to process vast amounts of information to achieve an understanding of both their target market and the online market as a whole. In addition, the competitive environment on the Internet for a particular retailing category may be wholly different than that in the traditional marketplace requiring online market participants to develop new understandings of different and evolving competitive factors.

     As a result, online market participants are seeking trusted, third-party neutral Internet market research and planning tools that will enable them to navigate the volatile and dynamic online marketplace. Each of these online market participants has particular needs to successfully implement their online strategy, including the following:

     Internet Advertisers and Advertising Agencies. The Internet's unique capability to provide advertisers with the ability to target users with specific interests and characteristics, and in particular, hard to reach workplace users, creates a need for Internet market research tools to inform and support those targeting decisions. In addition, Internet advertisers and advertising agencies are continually trying to define the role of the Internet in the total mix of media to efficiently reach their target audience. In order to most effectively incorporate Internet advertising into their overall marketing plans, advertisers must have access to tools that enable them to understand the particular strengths and weaknesses of the Internet in reaching their target audience.

     Web Publishers. The market among sellers of Internet advertising is becoming increasingly competitive as new advertiser-supported Web sites are launched every day and existing advertiser supported Web sites seek to continue their growth. New and existing Web publishers need Internet market research tools to allow them to better understand their audiences in order to differentiate themselves from competing Web sites. To maximize their advertising revenues, Web publishers must be able to optimize their sales efforts by identifying those potential advertisers who would be interested in the audience their Web site can deliver. Once these potential advertisers have been identified, Web publishers need to be able to provide convincing, third-party neutral information to show that they can deliver a specific advertiser's target audience and show how their site differs from competitor sites as it relates to the specific needs of the advertiser.

     Online Retailers and Consumer Brand Marketers. As the number of retailers and consumer brand marketers conducting business and marketing products and services to consumers online continues to increase, the Internet has become a highly competitive retail and marketing environment. Established businesses in industries such as retailing and financial services must compete with online companies in a dramatically different environment. In order to compete in this environment, online retailers need Internet market research tools that will enable them to develop cost-effective, highly targeted customer acquisition and retention strategies. Both online retailers and consumer brand marketers need Internet market research tools that will enable them to leverage the Internet to target marketing relationships and promotional opportunities with their current and potential customers.

     Challenges of Providing Internet Market Research Systems

     To meet the needs of online market participants and help enable the increase in advertising and consumer electronic commerce on the Web, a provider of Internet market research systems must be able to overcome many challenges, including:

     - amassing and maintaining a large, statistically representative consumer research database in order to capture the complexity of the online space, the diversity of the online audience and the fragmentation of advertising, marketing and retailing competitors;

     - developing a sophisticated yet user-friendly, Web-based software interface that enables the user to efficiently process and analyze large amounts of discrete information to meet its own unique decision support and planning needs;

     - establishing rigorous, third-party neutral methodological and data collection procedures to ensure the accuracy and integrity of the information; and

     - identifying, researching and reporting emerging consumer electronic commerce trends.

     We believe that a significant opportunity exists for a company to provide Internet market research tools that provide the type of detailed, third-party neutral marketing research information that online market participants require. By integrating a comprehensive and reliable database with sophisticated workstation and decision support software, a Web-based system can enable online market participants to make informed Internet advertising, marketing and retailing decisions.

THE @PLAN SOLUTION

     Our Internet market research systems help enable our clients to effectively harness the power of the Internet as an advertising, marketing and retailing medium. Our internally developed systems, which our clients access through our Web site, combine databases of consumer lifestyle, product preference and demographic data with powerful technology that enables our clients to perform queries and searches to plan campaigns and strategies. Our syndicated Internet consumer research data is collected, on an exclusive basis, by Gallup from a statistically representative group of approximately 40,000 active adult Web users. We believe that our systems facilitate the purchase and sale of advertising on the Internet and are becoming an important information tool in enabling the rise of consumer electronic commerce. We currently have subscription contracts for the delivery of our services to all of the top 20 Web publishers as measured by advertising revenues, 65% of the top 20 U.S. advertising agencies primarily focused on the Web as measured by billings and 70% of the top 20 "traditional" U.S. advertising agencies as measured by billings.

     We currently provide two Internet market research systems: the @plan Gutenberg Advertising System for Internet advertisers, advertising agencies and Web publishers and the @plan Kepler E-Business System for online retailers and consumer brand marketers. Each of our systems provides reliable, third-party neutral information.

     To Internet advertisers and advertising agencies, the @plan Gutenberg Advertising System delivers Internet market research tools that help enable an advertiser or advertising agency to:

     - assess the role the Web should play in achieving a client's specific advertising objectives;

     - determine the most efficient way to reach client defined audiences on the Web; and

     - make meaningful comparisons of the relative cost of reaching target audiences across a large number of advertiser supported Web sites.

     To Web publishers, the @plan Gutenberg Advertising System delivers Internet market research tools that help enable a Web publisher to:

     - target its sales efforts by identifying its best brand and category prospects for advertising and sponsorship revenue;

     - access and compare the demographic lifestyle and product preference profiling information for other major advertiser-supported Web sites; and

     - obtain a comprehensive understanding of its users' interests and lifestyles to develop better positioning and content development strategies.

     To online retailers and consumer brand marketers, the @plan Kepler E-Business System delivers Internet market research tools that help enable a retailer or marketer to:

     - create sophisticated online retailing strategies by better understanding how shopping and purchase behaviors differ between the online and traditional retail environments for a variety of consumer product and service categories;

     - identify and assess the consumer lifestyle, product preference and demographic profiles of consumers shopping on competitors' Web sites;

     - develop cost-effective, highly-targeted customer acquisition and retention strategies; and

     - target marketing relationships and promotional opportunities with current and potential customers.

STRATEGY TO ACHIEVE THE @PLAN SOLUTION

     Our objective is to be the leading provider of Internet market research systems for online market participants including Internet advertisers, advertising agencies, Web publishers, online retailers and consumer brand marketers. The following are the key elements of our strategy:

     Increase Market Penetration of the @plan Kepler E-Business System. We intend to increase the market penetration of the @plan Kepler E-Business System by continuing to target our sales and marketing efforts toward online retailers and consumer brand marketers. We introduced the @plan Kepler E-Business System in December 1998 and as of March 31, 1999 we had entered into contracts with eight online retailers and consumer brand marketers. We intend to establish the @plan Kepler E-Business System as the recognized leader in its market to capitalize on the projected growth of electronic commerce.

     Enhance and Expand the @plan Gutenberg Advertising System. We intend to expand our sales and marketing efforts of the @plan Gutenberg Advertising System. Further, we intend to leverage our proprietary information and technology to further enhance the @plan Gutenberg Advertising System and facilitate the development of additional features. We believe that our proprietary information and software interface and the experience and knowledge gained through the delivery of our systems provide us with a significant competitive advantage.

     Develop Additional Revenue Sources. We intend to leverage our database of information, our technology, our expertise and our existing client base to develop new sources of revenue. As the Internet continues to grow and evolve, we believe the demand for more detailed Internet market research tools will increase. We intend to meet this demand by continually developing new information products that are of interest to our clients. In addition, we intend to leverage our relationships with existing clients by expanding existing contracts to include additional client offices and Web properties.

     Expand Sales Efforts and Maximize Sales Effectiveness. We believe that a strong sales organization is essential to effectively sell our systems. Our current sales team consists of highly qualified, experienced individuals who are able to effectively sell our sophisticated systems. To increase our market penetration, particularly in the growing electronic commerce segment, we intend to continue to expand our sales efforts by rapidly expanding our sales team.

     Continue to Provide the Highest Level of Client Service. We emphasize high quality service for our clients and take a proactive approach to ensure that our clients are satisfied. We believe client satisfaction is the key to ensuring high rates of contract renewal, and, accordingly, we maintain a dedicated client service team that provides service, training and client support. We compensate our client service managers in part based on targeted levels of renewal rates. In addition, as our client base increases we intend to continue to build our client service team to offer a high level of service, training and support.

     Leverage Our Market Research to Identify Key Trends. We believe that a significant source of value to our clients is our ability to track trends in the online marketplace. We continually update our data collection process to capture relevant information to define these trends. We intend to continue to use and refine these tracking techniques to provide the information that our clients need and to identify appropriate areas of expansion for our products.

OUR SYSTEMS

     We provide two Internet market research systems: the @plan Gutenberg Advertising System for advertisers, advertising agencies and Web publishers and the @plan Kepler E-Business System for online retailers and consumer brand marketers. These systems are accessed through our Web site by entering a password combination that allows our clients access to our sophisticated software interfaces through which they can query various datasets in our exclusively owned and controlled databases. The datasets and databases that new clients can access generally depends on the system to which they subscribe as set forth below:

                       @PLAN GUTENBERG ADVERTISING SYSTEM
------------------------------------------------
- Advertiser-supported Web site specific profiling data
- Web site advertising rate card, site description and contact information data, which we call our B.R.E.W. database
- Web adult consumer lifestyle and product preference data
                         @PLAN KEPLER E-BUSINESS SYSTEM
------------------------------------------------
- Electronic commerce/retailing Web site specific profiling data
- Adult U.S. population lifestyle and product preference database
- Web adult consumer lifestyle and product preference data
- Advertiser-supported Web site-specific profiling data

     @plan Gutenberg Advertising System

     The @plan Gutenberg Advertising System is a comprehensive advertising decision support and planning system providing lifestyle, product preference and demographic profile information across a large number of advertiser-supported Web sites.

     Internet advertisers and advertising agencies can query the system on an interactive basis to better understand the role the Internet should play in attaining specific advertising objectives. Clients can conduct queries on various client defined targets, such as Web audiences, advertiser-supported Web sites, or particular products or services. By combining the results of those queries with current rate card information from our B.R.E.W. database, clients can develop comprehensive and sophisticated media plans and marketing campaigns for reaching a specific target audience in the most efficient and cost-effective manner.

     Web publishers utilize the system to develop specific strategies for optimizing their sales efforts toward those advertisers who would be most interested in reaching the audience that the publisher's Web site can deliver. The system provides the support for these optimization strategies and sales efforts in the form of highly detailed, third-party neutral and comparable lifestyle, product preference, shopping behavior and demographic profiling data across a large number of advertiser supported Web sites. Web publishers can also use the system to assess the strengths and weaknesses of their competitors as well as to help differentiate the competitive position of their sites.

     @plan Kepler E-Business System

     The @plan Kepler E-Business System is a comprehensive consumer Internet market research and planning system providing lifestyle, product preference, shopping behavior and demographic profiling data across a large number of advertiser-supported Web sites and consumer electronic commerce retail sites and categories. Online retailers and consumer brand marketers utilize the system to understand and track their competitive strengths and weaknesses in order to assess their strategy in both traditional and online markets. The system provides support for these assessments in the form of highly detailed and comparable information across a large number of consumer electronic commerce retail Web sites. Online retailers can also use this information to develop more effective and cost-efficient customer acquisition and retention strategies. The system also provides access to a database reflecting select lifestyle, product preference and demographic profiling data for the total U.S. adult population. Online retailers and consumer brand marketers utilize the system to access this data to track differences in retailing trends between traditional and online markets to better understand how the online market differs from the traditional market in their particular retail category. Online retailers and consumer brand marketers can also utilize the system to combine this profile information with content site information to arrive at statistical estimates of the market penetration for various products and services sold on the Internet.

OUR CLIENTS

     Following is a representative list within each category of the over 275 clients that we currently have under contract:

[CAPTION]

                                                                   ONLINE RETAILERS AND
       ADVERTISING AGENCIES               WEB PUBLISHERS         CONSUMER BRAND MARKETERS
----------------------------------      -------------------      ------------------------
           INTERACTIVE
----------------------------------
i-traffic                               broadcast.com            eBay.com
Modem Media.Poppe Tyson                 CBS MarketWatch          Buy.com
Quantum Leap                            Discovery Channel        IBM Enterprise Web
Strategic Interactive                     Online                   Management Group
Group/Bronner                           Excite                   Preview Travel
  Slosberg Humphrey                     The Mining Company       T. Rowe Price
THINK New Ideas                         Time Inc. New Media      TicketMaster Online
US Interactive                          Women.Com                Virtual Vineyards
USWeb/CKS
TRADITIONAL
----------------------------------
Euro RSCG Dahlin Smith White
Fallon McElligott
Grey Interactive
Publicis & Hal Riney
Saatchi & Saatchi
Starcom IP (Leo Burnett)
Western International

     Following are examples of the manner in which our systems are used by particular clients in each category. These case studies are not necessarily representative of how our other clients may use our systems.

     Advertising Agency.

     Starcom IP

     Starcom IP, a division of Leo Burnett Company, Inc., is dedicated to developing media strategies that build their clients' brands. To develop these strategies effectively, they invest in a variety of media planning, buying and research resources. Starcom IP subscribes to the @plan Gutenberg Advertising System.

     Recently, a U.S. packaged goods company asked Starcom IP to help create a targeted Web media plan for them. The client's target audience was men age 21 and older who are active sports enthusiasts. Starcom IP used the @plan Gutenberg Advertising System to calculate which advertiser-supported Web sites would efficiently deliver this target audience. Starcom IP then used the @plan system to sort through the possible Web sites to be considered, arriving at a list of Web sites for their recommended media plan. Once they completed the site selection, Starcom IP used the @plan Gutenberg Advertising System to profile the selected Web sites to ensure that the strengths of those sites fit the client's specific needs.

     Web Publisher.

     The Mining Company

     The Mining Company is a network of more than 600 branded Web sites, each of which is managed by a company-trained subject expert who offers visitors to their Web site experienced guidance, altogether comprising more than 12,000 topics. The Mining Company subscribed to the @plan Gutenberg Advertising System to understand what distinguishes their audience from the audiences of other portals and community sites.

     When The Mining Company began conducting business on the Internet, they faced a number of competitors for the advertising revenue they needed to support their business. They needed to quickly identify the key areas of strength for their product and develop a credible sales story that allowed them to position their audience to the advertising buying community. The @plan Gutenberg Advertising System provided The Mining Company's sales team with the consumer lifestyle, product preference and demographic information that advertisers demand. Based on the information generated by the @plan Gutenberg Advertising System, The Mining Company positioned their audience as people who actively shop and purchase online. This positioning provided the key point of differentiation for their resulting sales and marketing effort.

     The Mining Company also used the @plan profiling tools to further identify the relative strengths and weaknesses of their audience. From this analysis, The Mining Company was able to develop a strategy to focus their sales efforts on the areas with the strongest advertising sales potential. Information on the strengths of their audience was combined with data on Web advertising expenditures to establish priorities for the sales team to pursue.

     Online Retailer.

     TicketMaster Online

     TicketMaster Online-CitySearch, Inc. is a provider of local city guides, local advertising and live event ticketing on the Internet, offering online ticketing, merchandise, electronic coupons and other electronic commerce transactions to a range of customers. TicketMaster subscribed to the @plan Gutenberg Advertising System to obtain the consumer lifestyle, product preference and demographic information they needed to manage, grow and expand the scope of their new electronic commerce and advertising businesses.

     TicketMaster's traditional business is driven by four key consumer ticketing segments: concerts, sports, family and theatre. TicketMaster's online commerce activity was highly concentrated in the concert ticketing segment. Using data generated by the @plan Gutenberg Advertising System, TicketMaster determined that the primary reason for this was that the audience attracted to their Web site fell within a narrow niche of 18-34 year olds who were single and had lower incomes than the average Web user. To expand their audience and commerce activity beyond this segment, TicketMaster used the @plan Gutenberg Advertising System to identify the online behaviors for those Web users in each of their other key segments. TicketMaster then used this information to help develop specific marketing plans targeted to these consumers.

DATA COLLECTION AND RESULTING DATABASES

     We maintain statistically representative market research information databases collected from approximately 40,000 active adult Web users. In addition, information is collected from approximately 8,100 adult non-Web users for use in our U.S. population database. The methodology for collecting our data, the generation of a sample population to be surveyed and the collection of data from that sample population for all of our databases is controlled and conducted by Gallup, which uses a random scientific sample telephone dialing process to generate an initial pool of potential survey participants. Data is collected from the participants first on the phone and, for the Web user database, by means of an extensive interactive online survey software program. The survey software employs a "decision tree" methodology that automatically poses specific questions based on a respondent's prior pattern of replies. The online survey software can collect a wide variety of data while maintaining the interest of the respondent because it automatically adjusts to the specific behavior and interests of the respondent. For a subset of non-Web users, consumer lifestyle, product preference and demographic data is collected by means of an extensive phone interview. This data is used to create our U.S. population database. The data collected is then incorporated into a number of distinct datasets. These datasets include a U.S. consumer lifestyle and product preference dataset, an electronic commerce/retailing Web site profile dataset, an advertiser-supported Web site profiling dataset and a Web consumer lifestyle and product preference dataset.

     We employ stringent controls to ensure the integrity of our consumer market research data. Before any data point can be considered for reporting, it must first pass rigorous statistical tests. In addition, we update the database every three months by adding information collected from approximately 10,000 new representative, active adult Web users while retiring the information collected from the approximately 10,000 Web users that has been in our database the longest. Our sample size of approximately 40,000 active adult Web users exceeds that which is necessary to provide a statistically reliable representation of Web behavior.

SALES AND MARKETING OF OUR SYSTEMS

     We sell our systems through a sales team located in Stamford, Connecticut and San Francisco, California. Our current sales team consists of highly qualified, experienced individuals who are able to effectively sell our sophisticated systems. We intend to expand our sales team by adding additional experienced individuals. Our sales team has a number of selling protocols and systems in place to maximize prospecting and closing of subscription contracts. Our systems are generally sold on an annual subscription basis. As of March 31, 1999, approximately 97% of our contracts provide for automatic one year renewals unless the client provides written notice of termination prior to the anniversary date of the contract.

     We take a highly selective approach to our marketing. To help build brand awareness with our prospective customers, we largely rely on one-to-one live product demonstrations of our systems. In addition, we seek speaking engagements at very select events where current and prospective clients are concentrated. We also produce marketing materials, including media kits and presentations, in support of sales to prospective customers.

OUR CLIENT SERVICE TEAM

     We believe that our ability to establish and maintain long-term client relationships and high contract renewal rates in part depends upon the strength of our client service operations and team. Our client service team consists of client service managers located in Stamford, Connecticut and San Francisco, California. We motivate our client service managers to provide the highest quality service by basing a portion of their compensation on both the renewal rates of the clients they support and the overall client renewal rate. In addition to providing training and client support, this group works proactively with our clients to help them maximize the value they derive from our systems. Each client service manager supports and is responsible for approximately 25-30 contracts. The assignments vary in relation to specific client needs but are generally defined geographically to enhance opportunities for personal contact. The client service managers are responsible for training their clients in how to use the system and the research information that our systems provide, resolving any problems their clients have with our systems, and providing strategic insight and technical support. The client service managers also obtain feedback from their clients to assist us in anticipating client needs and developing new systems. We monitor our clients' use of the systems on a continual basis to gauge client satisfaction. We intend to continue to build our client service team as our client base increases to offer a high level of client service, training and support.

TECHNOLOGY AND INFRASTRUCTURE

     One of our principal strengths is our internally developed technology, which has been designed specifically for our Internet-based systems. Our technology architecture features specially adapted capabilities to enhance performance and reliability.

     Our systems run on a network of high-speed computers. The data is stored on a redundant disk array which provides continuous service in the event of disk failures. Current backup copies of the complete system are stored off site to provide for data recovery in the event of disaster. Real-time monitors alert our system administrators to software and hardware failures and performance degradation 24 hours a day.

     Clients access our systems over the Web via a secure gateway to our Web servers in Stamford, Connecticut. Our servers are linked to the Internet via a digital circuit, which provides a scalable high bandwidth connection. We have in place a temporary backup circuit which can be used in the event of failure of our primary connection.

     Our databases are implemented atop a multi-tiered software architecture. This architecture consists of relational database software, a Web server and our exclusively owned and controlled applications. These applications employ special purpose data access methods and algorithms to implement the analytic research methodologies we developed in partnership with Gallup. Our software design is the result of extensive research in relational database modeling, statistical analysis and graphical user interfaces. All aspects of the software architecture are designed to accommodate substantial growth of our client base.

     We believe that our future success will depend in part on our ability to continue to maintain and enhance our systems and applications. To this end, we intend to leverage the modular nature of our systems' architecture to enable us to develop new applications rapidly. We expect that most enhancements to existing and new systems and applications will be developed internally and implemented using our outside suppliers of coding services. We believe that timely development of new and enhanced applications and technology is necessary to remain competitive in the marketplace. Accordingly, we intend to continue to make investments in development and engineering.

DEVELOPMENT OF NEW PRODUCTS

     We believe that our future success depends on our ability to enhance our current systems and continually develop new systems and products. Our executive management takes an active role in the development of these enhancements and new products. In December 1998, we introduced the @plan Kepler E-Business System. Gallup assisted us in the development of methodology for the collection of additional data for this system. We are internally developing more detailed market research systems for specific client groups. We intend to capitalize on our relationship with Gallup to gather the data necessary for these new systems. For this additional data collection we will incur substantial expenses.

     We also intend to leverage our database of information, our technology, our expertise and our existing client base to develop new information products of interest to our clients. We continually track trends in the online marketplace during our data collection efforts. We rely on our tracking techniques to assist us in identifying appropriate areas of expansion for our products.

COMPETITION FOR OUR INTERNET CLIENTS


     The market for market research tools for Internet advertisers, advertising agencies, Web publishers, online retailers and consumer brand marketers is new and rapidly evolving, and we expect competition in this market to intensify in the future. While we do not believe any of our competitors currently offer Internet market research systems that provide the same search, query and planning capabilities as our systems, we face competition from a number of companies who provide services to a similar base of clients and who could develop systems that more directly compete with our systems. In some cases our services are complementary to services provided by other companies and in some cases, particularly with respect to Web "ratings" companies, our services are considered to be a substitute. Please see "Risk Factors -- We face competition from more established providers of Internet market research tools that could cause a loss of clients or cause us to reduce the prices we can charge to our clients."


     Our competitors include:


     - Web "ratings" companies, including Media Metrix and Nielsen Media Research/NetRatings, that rely on using a sample group of respondents where software is installed on a respondent's computer and passively monitors Web behavior;


     - "auditing" companies, including I/PRO, that audit viewers in terms of page views, site impressions and navigation on a subject Web site;

     - advertisement targeting providers, including DoubleClick, 24/7 Media and NetGravity, that place advertisements on networks of Web sites and collect data on viewer response;

     - advertisement performance measurement companies, including MatchLogic;

     - Web advertising management services, including AdKnowledge;

     - online research and consulting providers, including Jupiter Communications; and

     - syndicated market research providers in traditional publishing, including MRI and Simmons.

     Most of these companies have greater financial, technical, product development, marketing and other resources than we have. These companies may be better known and have longer operating histories than we have. We believe that our ability to compete depends on many factors both within and beyond our control, including the following:

     - the timing and market acceptance of new solutions and enhancements to existing solutions developed by us or our competitors;

     - customer service and support efforts;

     - sales and marketing efforts; and

     - the ease of use, performance, price and reliability of solutions developed by us or our competitors.

PROTECTION OF OUR PROPRIETARY RIGHTS

     Proprietary rights are important to our success and our competitive position. To protect our proprietary rights, we rely on copyright, trademark, and trade secret laws, confidentiality agreements with third parties, and license agreements with consultants, vendors and customers. Despite such protection, a third party could, without authorization, copy or otherwise appropriate information from our database. Our agreements with employees, consultants and others who participate in development activities could be breached. We may not have adequate remedies for any breach, and our trade secrets may otherwise become known or independently developed by competitors. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in those jurisdictions.

     We have applied for registration of several trademarks in the United States. None of these applications have been approved to date, and there can be no assurance that the applications will be approved in the future. Even if these applications are approved, the trademarks may be successfully challenged by others or invalidated. If the applications are not approved because third parties own the trademarks, the use of the trademarks will be restricted unless we enter into arrangements with the third parties which may be unavailable on commercially reasonable terms.

     There have been substantial amounts of litigation in the computer and online industries regarding intellectual property assets. Third parties may claim infringement by us with respect to current and future products, trademarks, or other proprietary rights, or we may counterclaim against these parties. Any such claims or counterclaims could be time-consuming, result in costly litigation, divert management's attention, cause product release delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could harm our business, financial condition and operating results. Such royalty and licensing agreements, if required, may not be available in terms acceptable to us, if at all.

OUR EMPLOYEES

     As of March 31, 1999, we employed 19 persons. We also contract with independent contractors to develop our internally developed software systems and to support our information services personnel. We are not subject to any collective bargaining agreements, and we believe that our relationship with our employees is good.

OUR EXECUTIVE AND SALES FACILITIES

     Our principal executive offices are located in Stamford, Connecticut. Our lease for approximately 6,400 square feet at this location expires in February 2001. We also lease space for our sales and client service efforts in San Francisco, California.

NO LEGAL PROCEEDINGS

     We are not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table presents information about our executive officers and directors as of April 15, 1999:

NAME                                  AGE                 POSITION
----                                  ---                 --------
Mark K. Wright......................  43    Chairman and Chief Executive Officer
Karl A. Spangenberg.................  52    President and Chief Operating
                                            Officer
Susan C. Russo......................  46    Executive Vice President
Nancy A. Lazaros....................  34    Senior Vice President, Chief
                                            Financial Officer and Secretary
Gary R. Haynes(1)...................  53    Director
Donald M. Johnston(2)...............  50    Director
W. Patrick Ortale, III(1)...........  45    Director
Roger J. Thomson(2).................  43    Director
John H. Wyant(1)(2).................  52    Director

-------------------------

(1) Member of the compensation committee.

(2) Member of the audit committee.

     Mark K. Wright has served as our Chief Executive Officer and Chairman of our Board of Directors since May 1996. Prior to becoming our Chief Executive Officer, Mr. Wright served as the Executive Vice President of Ericson Marketing Communications, Inc., an advertising and marketing communications agency. Prior to that, he served as Senior Vice President of Ericson in charge of marketing and media services. Mr. Wright has a BA from Northwestern University and a MBA from Vanderbilt University.

     Karl A. Spangenberg has served as our President and Chief Operating Officer since April 1997. Before joining us, Mr. Spangenberg served as Vice President Worldwide Advertising Sales for Infoseek, an Internet navigation company, from December 1995 to February 1997. From March 1994 to November 1995, he served as Publisher, Datamation Magazine for Cahner's Publishing, a publishing company. From February 1993 to February 1994, he served as Senior Vice President of the Construction Information Group of McGraw Hill. From March 1991 to February 1993, Mr. Spangenberg served as Senior Vice President, Advertising for Business Week, a publishing company.

     Susan C. Russo has served as our Executive Vice President since January 1997. From June 1996 to January 1997, Ms. Russo served as General Manager, Rodale Interactive for Rodale Press, a publishing company. From May 1994 to June 1996, Ms. Russo served as Vice President, Ad Sales and Strategy, for Hearst New Media, a Web publishing company. From January 1992 to May 1994, Ms. Russo served as Executive Director, Sales Operations, for the New York Times, a publishing company.

     Nancy A. Lazaros has served as our Senior Vice President and Chief Financial Officer since May 1997, and has served as our Secretary since July 1998. Prior to joining us, Ms. Lazaros served as Senior Vice President, Finance of Popcorn

Channel, LP, a cable channel, from January 1995 to February 1997; as a consultant to various publishing companies from January 1994 to January 1995; and as Controller of RHI Entertainment, a television movie production company, from January 1991 to November 1993.

     Gary R. Haynes has served as one of our directors since 1996. Since 1985, Mr. Haynes has been President, and since 1991 he has been Chief Executive Officer, of Ericson Marketing Communications, Inc. an advertising and marketing communications agency. Mr. Haynes has been associated with Ericson since 1975 and served as Ericson's Chief Operating Officer from 1982 until he became President in 1985.

     Donald M. Johnston has served as one of our directors since 1996. Since 1994, Mr. Johnston has served as President of Massey Burch Capital Corporation and General Partner of SV Partners II, L.P. Massey Burch Capital Corporation and SV Partners II are manager and General Partner, respectively, of the Southern Venture Fund II, L.P., one of our principal shareholders. Mr. Johnston also serves on the Board of Directors of ODS Networks, Inc. Mr. Johnston was elected as one of our directors under our Amended and Restated Shareholders' Agreement.

     W. Patrick Ortale, III has served as one of our directors since 1996. Since 1994 and 1996, respectively, Mr. Ortale has been a General Partner of Richland Partners, L.P. and Richland Partners II, L.P., the general partners, respectively, of Richland Ventures, L.P. and Richland Ventures II, L.P., which are principal shareholders of ours. Since 1985 and 1990, respectively, Mr. Ortale has been a general partner of the general partnerships which control Lawrence, Tyrrell, Ortale & Smith and Lawrence, Tyrrell, Ortale and Smith II, L.P. Mr. Ortale was elected as one of our directors under our Amended and Restated Shareholders' Agreement.

     Roger J. Thomson has served as one of our directors since 1999. Mr. Thomson is a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation, an investment banking firm, where he has worked since 1994. From 1986 to 1994, Mr. Thomson was Senior Vice President of Lehman Brothers, Inc., an investment banking firm.

     John H. Wyant has served as one of our directors since 1998. Mr. Wyant is a Managing Partner and President of Blue Chip Venture Company. Mr. Wyant is currently a director of Delicious Brands, Inc., a food product company, Regent Communications, Inc., a radio station operator, Zaring Homes, Inc. a manufactured housing company, and several private companies. Mr. Wyant was elected as one of our directors under our Amended and Restated Shareholders' Agreement.

CLASSES OF DIRECTORS


     Under the terms of our Third Amended and Restated Charter, which will become effective immediately prior to this offering, the board of directors has been divided into three classes: Class I, Class II and Class III. Members of each class hold office for staggered three-year terms. At each annual meeting of shareholders, the shareholders will elect the successors to the directors whose terms expire at the meeting. These newly elected directors will serve from the time of their election and qualification until the third annual meeting of shareholders following their election or until a successor has been duly elected and qualified. Gary R. Haynes and Roger J. Thomson are Class I directors whose terms expire at the 2000 annual meeting of shareholders. John H. Wyant is a Class II director whose term expires at the 2001 annual meeting of shareholders. Donald M. Johnston, W. Patrick Ortale, III and Mark K. Wright are Class III directors whose terms expire at the 2002 annual meeting of shareholders.


BOARD COMMITTEES

     The board of directors recently created an audit committee and a compensation committee. The audit committee will review the accounting practices and procedures, the scope of the audit and will recommend the appointment of the independent auditors. The members of the audit committee are Donald M. Johnston, who will serve as chairman, Roger J. Thomson and John H. Wyant. The compensation committee will evaluate and approve the compensation policies for the executive officers and will administer our employee benefit plans. The members of the compensation committee are Patrick W. Ortale, III, who will serve as chairman, Gary R. Haynes and John H. Wyant.

DIRECTOR COMPENSATION

     Directors who are not our employees will receive an annual directors' fee of $6,000 and directors' fees of $1,000 for each board meeting attended and $500 for each committee meeting attended. We will also reimburse directors for their expenses incurred in connection with their activities as our directors. Directors who are also our employees will receive no compensation for serving on the board of directors.

     On March 11, 1999, we adopted our 1999 Stock Incentive Plan to attract and retain the services of our key employees, consultants and non-employee members of our board of directors. Each member of the board of directors who is not an employee of ours, is not a former employee still receiving compensation for prior services, other than benefits under a tax-qualified plan, and is not currently receiving remuneration from us in any capacity other than as a director will be eligible for the grant of stock options under the 1999 Plan. Currently, all directors other than Mr. Wright are eligible to participate in the 1999 Plan.

     Contingent upon the effectiveness of the registration statement relating to this offering five directors will be granted options to purchase 25,000 shares of our common stock at the initial offering price. These options vest immediately upon grant. Additionally, upon the election of any new member of the board of directors, that member will be granted an option to purchase 25,000 shares of common stock at the fair market value at the date of grant, vesting in five equal annual installments beginning on the first anniversary of the date of grant. Each year immediately following the date of our annual meeting, beginning with the next annual meeting of our shareholders and provided that a sufficient number of shares remain available under the 1999 Plan, there automatically will be granted to each non-employee director who is then serving on the board an option to purchase 3,000 shares of our common stock, which options will be immediately vested. The options to be granted under the 1999 Plan will be nonqualified stock options. Nonqualified stock options are stock options which do not constitute "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code.

     Mark K. Wright, Gary R. Haynes and Roger J. Thomson, three of our directors, are also holders of shares of our preferred stock. All holders of our preferred stock, including these three directors, will be issued warrants to purchase shares of our common stock upon consummation of this offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Before this offering, we did not have a compensation committee, and compensation decisions were made by the full board of directors. Upon completion of this offering, the compensation committee will make compensation recommendations to the board of directors. No interlocking relationship exists between the board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning the compensation we paid for services rendered to us during 1996, 1997 and 1998, by our Chief Executive Officer and our other three most highly compensated executive officers who were serving as executive officers at the end of 1998 and whose salaries were more than $100,000 in 1998.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                               ANNUAL COMPENSATION     SECURITIES
                                               --------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION      FISCAL YEAR   SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION
---------------------------      -----------   ---------   --------   ------------   ------------
Mark K. Wright.................     1998       $197,917    $ 60,000          --        $    --
  Chief Executive Officer           1997        167,708      50,000      90,000             --
                                    1996(1)          --          --     270,000             --
Karl A. Spangenberg............     1998        225,000      50,000          --             --
  President and Chief               1997        168,750     125,000     405,000         12,522(2)
  Operating Officer                 1996             --          --          --             --
  Joined April 1997
Susan C. Russo.................     1998        175,000      40,000          --             --
  Executive Vice President          1997        169,728       5,000     396,000             --
  Joined January 1997               1996             --          --          --             --
Nancy A. Lazaros...............     1998        105,292      40,000      27,000             --
  Senior Vice President,            1997         53,779       5,000      63,000             --
  Chief Financial Officer           1996             --          --          --             --
  and Secretary
  Joined May 1997

-------------------------

(1) Represents the period from our inception on May 29, 1996 through December 31, 1996.

(2) This amount represents reimbursement of relocation expenses.

                       OPTION GRANTS IN FISCAL YEAR 1998

     The following table sets forth information regarding stock options granted during 1998 to the executive officers named in the Summary Compensation Table above, including the potential realizable value over the 10 year term of the options based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. In 1998, we granted options to acquire up to an aggregate of 349,200 shares to employees, consultants, directors and other persons having a business relationship with us, all under the 1996 Plan and all at an exercise price equal to not less than the fair market value of our common stock on the date of grant as determined in good faith by the board of directors. Optionees may pay the exercise price by check, note, delivery of already-owned shares of our common stock or any other instrument the board will accept. Options under the 1996 Plan will fully vest upon the completion of this offering.

                                        INDIVIDUAL GRANTS
                         -----------------------------------------------   POTENTIAL REALIZABLE
                                       PERCENT                                   VALUE AT
                                       OF TOTAL                               ASSUMED ANNUAL
                         NUMBER OF     OPTIONS                                RATES OF STOCK
                         SECURITIES   GRANTED TO   EXERCISE                 PRICE APPRECIATION
                         UNDERLYING   EMPLOYEES     PRICE                     FOR OPTION TERM
                          OPTIONS     IN FISCAL      PER      EXPIRATION   ---------------------
NAME                     GRANTED(#)    YEAR(%)      SHARE        DATE         5%          10%
----                     ----------   ----------   --------   ----------   ---------   ---------
Mark K. Wright.........        --         --           --            --          --          --
Karl A. Spangenberg....        --         --           --            --          --          --
Susan C. Russo.........        --         --           --            --          --          --
Nancy A. Lazaros.......    27,000        7.7%       $1.67       7/28/08    $ 28,357    $ 71,862

               OPTIONS EXERCISED DURING THE LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     No options were exercised during 1998 by our Chief Executive Officer or any other of our executive officers. The following table sets forth information about the number and year-end value of exercisable and unexercisable options held by the executive officers named in the Summary Compensation Table for the year ended December 31, 1998. The "Value of Unexercised In-the-Money Options at December 31, 1998" is based on an assumed initial public offering price of $13.00 per share, minus the exercise price, multiplied by the number of shares underlying the option. Under the terms of the 1996 Stock Option Plan, all of these options become exercisable immediately upon the consummation of this offering

                               NUMBER OF SECURITIES
                                    UNDERLYING                 VALUE OF UNEXERCISED
                               UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                               AT DECEMBER 31, 1998            AT DECEMBER 31, 1998
                           ----------------------------    ----------------------------
NAME                       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                       -----------    -------------    -----------    -------------
Mark K. Wright...........    292,500          67,500       $3,524,625      $  764,775
Karl A. Spangenberg......    161,250         243,750        1,910,963       2,879,288
Susan C. Russo...........    181,500         214,500        2,152,995       2,535,285
Nancy A. Lazaros.........     25,126          64,874          294,653         750,247

-------------------------

STOCK PLANS

     1996 Stock Option Plan. We adopted the 1996 Stock Option Plan in July 1996, and it was amended and restated in August 1997 and January 1998. The purpose of the plan is to attract, retain and reward directors, officers, key employees and consultants by offering equity interests in our company. The plan provides for grants of incentive stock options, within the meaning of Section 422A of the Internal Revenue Code of 1986, and non-qualified stock options. Our board of directors and shareholders authorized a total of 1,980,000 shares of common stock for issuance under this plan. Upon consummation of this offering, no further awards of stock options will be granted under the 1996 plan.

     All options granted under this plan shall become immediately exercisable and vested upon the closing of this offering. As of March 31, 1999, we have granted options for the purchase of 1,852,740 shares of common stock to employees, consultants, directors and other persons having a business relationship with us.


     1999 Stock Incentive Plan. Our board of directors adopted the 1999 Stock Incentive Plan in March 1999 and it was approved by our shareholders in March 1999. The purpose of the plan is to attract, retain and reward key employees, consultants and non-employee directors. This plan allows flexibility in the award of stock based incentive compensation to these people. The plan provides for grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, and other stock-based awards. To date options to purchase 24,000 shares of common stock have been granted to new employees under the 1999 plan at an exercise price equal to the initial offering price. These options vest quarterly over a period of three years. In addition, upon effectiveness of the registration statement relating to this offering, five directors will be granted options to purchase 25,000 shares of our common stock at the initial offering price. These options vest immediately upon grant.

     The plan authorizes up to 800,000 shares of common stock for issuance under the plan plus an annual increase to be added on each anniversary date of the adoption of this plan equal to the lesser of 400,000 shares, two percent of the outstanding shares of our common stock on that anniversary date or a number determined by our Board of Directors. However, no individual may receive options to purchase more than 100,000 shares of common stock in any fiscal year. Whenever a share of common stock underlying a stock option is no longer subject to that option, that share of common stock shall again be available for distribution under the plan.

     This plan will be administered by the compensation committee of the board of directors. The compensation committee will have the authority to:

     - select the individuals who may receive the grant for the options;

     - determine the number of shares to be covered by each option or other awards to be granted; and

     - determine the terms and conditions of the option, including the share price, vesting schedule and any restrictions or limitations on the options.

     Grants under the plan may consist of options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options that are not intended to qualify, stock appreciation rights, restricted stock or other stock-based awards. Grants can be made to any key employee, consultant and non-employee director. Incentive stock options may only be granted to our employees.

     The option price for each share of common stock underlying an incentive stock option shall be at least 100% of the fair market value of the stock at the date of grant. The option price for non-qualified stock options shall be at least 85% of the fair market value of the underlying stock at the date of grant. No incentive stock option shall be exercisable after 10 years from the date of grant. Incentive stock options are not transferrable except to members of the optionees' immediate family or by will or the laws of descent and distribution.

     If an optionee's employment terminates because of death, any option held by the optionee may be exercised to the extent the option was exercisable at the time of death. This exercise must occur within one year from the date of death or until the term of the option expires, whichever is shorter.

     If an optionee's employment is terminated because of disability, any option held by the optionee may be exercised to the extent the option was exercisable at the time of the disability, unless accelerated by the committee. This exercise must occur within three years from the date of the disability or until the term of the option expires for non-qualified options and one year from the date of disability or until the term of the option expires for incentive stock options, whichever is shorter.

     If an optionee's employment terminates because of retirement, any option held by the optionee may be exercised to the extent the option was exercisable at the time of the retirement, unless accelerated by the committee. This exercise must occur within three years from the date of the retirement or until the term of the option expires for non-qualified options and three months from the date of the retirement or until the term of the option expires for investment stock options, whichever is shorter.

     If an optionee's employment is involuntarily terminated without cause, as that term is defined in the plan, any option held by the optionee may be exercised to the extent the option was exercisable at the time of termination. This exercise must occur before the earlier of three months from the date of termination or the expiration of the option. The compensation committee may extend the exercise period for six months or until the term of the option expires whichever is shorter. However, any option that is not exercised within three months will be treated as a non-qualified stock option.

     If an optionee voluntarily terminates employment, any option held by the optionee may be exercised to the extent the option was exercisable at the time of termination. This exercise must occur within three months from the date of termination or until the term of the option expires, whichever is shorter. The compensation committee may extend the exercise period for six months or until the term of the option expires, whichever is shorter. However, any option that is not exercised within three months will be treated as a non-qualified stock option.

     Stock appreciation rights can be granted in connection with all or part of any stock option granted. They will terminate and no longer be exercisable when the related stock option terminates. They are only exercisable at the time and to the extent that the stock options to which they relate are exercisable. Shares of restricted stock can be issued alone, in addition to or with other awards granted under the plan. The committee can place limitations on the sale or transfer of the restricted stock. Other stock-based awards can be granted by the committee in its discretion. For a description of awards to non-employee directors, please see "Management -- Compensation of Directors."

     The compensation committee can adjust the number of shares reserved for issuance under the plan if there is a merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure. If there is a change in control, any awarded option shall become fully exercisable and vested. This change of control can occur if any person or entity acquires more than 50% of the voting power of our capital stock or if our existing shareholders hold less than 50% of our outstanding securities after a cash tender or exchange offer, merger or other business combination, sale of assets or contested election.

SEVERANCE AGREEMENTS

     Upon consummation of this offering, we will enter into severance agreements with our executive officers. These agreements provide for a severance payment to the executive officer if, within six months of a change in control of our business, the executive's:

     - job function is changed;

     - base salary is reduced;

     - office is relocated; or

     - employment is terminated, other than by death, disability, retirement or for cause.

This payment will be an amount equal to six months of the executive's current base salary.

  RELATED TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND 5% SHAREHOLDERS

     Mark K. Wright, our Chief Executive Officer and Chairman of our Board of Directors, and Gary R. Haynes, one of our directors, were involved in the founding of our company. On May 31, 1996 and July 23, 1996 we issued an aggregate of 450,000 shares of our common stock to Mr. Wright and an aggregate of 450,000 shares to Mr. Haynes. As consideration for these shares, Mr. Wright and Mr. Haynes contributed all of their right, title and interest in all data, business plans, processes, ideas, trade secrets, software and other intellectual property concerning the @plan concept and all associated goodwill.

     On July 24, 1996 and March 20, 1997, we sold shares of our Series A convertible preferred stock in private placement transactions at $1.00 per share to the following shareholders:

     - 200,000 shares to the Southern Venture Fund II, L.P., a five percent shareholder. Donald M. Johnston, one of our directors, is a general partner of SV Partners II, L.P., its general partner;

     - 200,000 shares to Richland Ventures, L.P., a five percent shareholder. W. Patrick Ortale III, one of our directors, is a general partner of Richland Partners, its general partner;

     - 5,000 shares to Mark K. Wright, our Chief Executive Officer, Chairman of our Board of Directors and a five percent shareholder;

     - 20,000 shares to Gary R. Haynes, a five percent shareholder and one of our directors;

     - 10,000 shares to Roger J. Thomson, one of our directors;

     - 2,500 shares to Susan C. Russo, one of our executive officers; and

     - 500 shares to Karl A. Spangenberg, one of our executive officers.

     On October 4, 1996 and March 20, 1997, we sold shares of our Series B convertible preferred stock in private placement transactions at $2.00 per share to the following shareholders:

     - 900,000 shares to the Southern Venture Fund II, L.P., a five percent shareholder. Donald M. Johnston, one of our directors, is a general partner of SV Partners II, L.P., its general partner;

     - 900,000 shares to Richland Ventures, L.P., a five percent shareholder. W. Patrick Ortale III, one of our directors, is a general partner of Richland Partners, its general partner;

     - 22,500 shares to Mark K. Wright, our Chief Executive Officer, Chairman of our Board of Directors and a five percent shareholder;

     - 40,000 shares to Gary R. Haynes, a five percent shareholder and one of our directors;

     - 50,000 shares to the Gary R. Haynes 1994 Charitable Remainder Unitrust, of which Gary R. Haynes, a five percent shareholder and one of our directors, is trustee;

     - 45,000 shares to Roger J. Thomson, one of our directors;

     - 11,250 shares to Susan C. Russo, one of our executive officers; and

     - 2,250 shares to Karl A. Spangenberg, one of our executive officers.

     On January 6, 1998 and August 7, 1998, we sold shares of our Series C convertible preferred stock in private placement transactions at $3.00 per share to the following shareholders:

     - 166,667 shares to the Southern Venture Fund II, L.P., a five percent shareholder. Donald M. Johnston, one of our directors, is a general partner of SV Partners II, L.P., its general partner;

     - 1,000,000 shares to Richland Ventures II, L.P., a five percent shareholder. W. Patrick Ortale, III, one of our directors, is a general partner of Richland Partners, its general partner;

     - 425,000 shares to Blue Chip Capital Fund II Limited Partnership, a five percent shareholder. John H. Wyant, one of our directors, is a manager of Blue Chip Venture, Ltd., its general partner;

     - 75,000 shares to Miami Valley Venture Fund, L.P. John H. Wyant, one of our directors, is a manager of Blue Chip Venture Company of Dayton, Ltd., its special limited partner;

     - 3,000 shares to Mark K. Wright, our Chief Executive Officer, Chairman of our Board of Directors and a five percent shareholder;

     - 30,000 shares to Gary R. Haynes, a five percent shareholder and one of our directors;

     - 14,000 shares to Roger J. Thomson, one of our directors; and

     - 2,000 shares to Karl A. Spangenberg, one of our executive officers.

     Each share of preferred stock will convert into 1.8 shares of common stock upon consummation of this offering. In addition, upon consummation of this offering, Mark K. Wright, Gary R. Haynes and the holders of our preferred stock will receive warrants to purchase shares of common stock equal to 8% of the number of shares sold in this offering, including any shares sold in the over-allotment. The price to exercise these warrants will be equal to the initial offering price per share set forth on the cover page of this prospectus. Mark K. Wright and Gary R. Haynes will each receive 12.5% of the warrants for their involvement in founding our company. The preferred shareholders, including Mark K. Wright and Gary R. Haynes, shall receive their pro rata portion of the remaining 75% of the warrants. These warrants are exercisable for seven years. The warrants and the shares of each series of preferred stock are entitled to registration rights following this offering. For a complete description of these registration rights, please see "Description of Capital Stock -- Registration Rights."

     In June 1997, we made an unsecured loan in the amount of $160,000 to Karl
A. Spangenberg, our President and Chief Operating Officer. The loan accrued interest of approximately $1,250 and was repaid in full in August 1997.

     On various occasions during 1998 and the two preceding fiscal years, we granted the following options to purchase our common stock to the following officers, directors and stockholders who beneficially own five percent or more of our securities:

     - On July 22, 1996 and December 31, 1997, Mr. Wright was granted options to purchase 270,000 and 90,000 shares of common stock, respectively, with an exercise price of $0.89 and $1.67, respectively;

     - On August 21, 1997 and December 31, 1997, Mr. Spangenberg was granted options to purchase 360,000 and 45,000 shares of common stock, respectively, with an exercise price of $1.11 and $1.67, respectively;

     - On August 21, 1997 and December 31, 1997, Ms. Russo was granted options to purchase 360,000 and 36,000 shares of common stock, respectively, with an exercise price of $1.11 and $1.67, respectively;

     - On August 21, 1997, December 31, 1997 and July 28, 1998, Ms. Lazaros was granted options to purchase 45,000, 18,000 and 27,000 shares of common stock, respectively, with an exercise price of $1.11, $1.67 and $1.67, respectively; and

     - Contingent upon the effectiveness of the registration statement relating to this offering, Messrs. Haynes, Johnston, Ortale, Thomson and Wyant will each be granted options to purchase 25,000 shares of common stock, at an exercise price equal to the initial offering price. Mr. Johnston will immediately assign his options to Southern Venture Fund II, L.P.

     Upon consummation of this offering, we will enter into severance agreements with our executive officers. These agreements are more fully described in "Management -- Severance Agreements."

     We believe that all of these transactions were made on terms as favorable to us as we would have received from unaffiliated third parties. Any future transactions between us and our officers, directors and principal shareholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and non-interested directors.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information with respect to the beneficial ownership of our common stock as of April 15, 1999, and as adjusted to reflect the sale of the shares of common stock offered in this offering, by: (1) each person who owns beneficially more than 5% of our common stock; (2) each of our executive officers and directors; and (3) all of our executive officers and directors as a group. The address of all the beneficial owners, unless otherwise noted, is Three Landmark Square, Suite 400, Stamford, Connecticut 06901.


     The percentage ownership in the table below is based on 8,448,600 shares outstanding as of April 15, 1999 and 10,948,600 shares outstanding after this offering. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 15, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. All of the options and warrants held by the beneficial owners in the table below will be immediately exercisable and vested upon consummation of this offering. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.


     The number of shares includes 7,541,400 shares of common stock issuable upon conversion of our convertible preferred stock upon consummation of this offering. The convertible preferred stock converts at a ratio of 1.8 for 1. The percentage of shares outstanding after the offering assumes the underwriters' over-allotment is not exercised.


                                                   NUMBER OF SHARES
                                                  BENEFICIALLY OWNED
                                                    AS A RESULT OF
                                                     OPTIONS AND            PERCENTAGE OF
                                   NUMBER OF     WARRANTS EXERCISABLE     SHARES OUTSTANDING
                                     SHARES       WITHIN 60 DAYS OF     ----------------------
                                  BENEFICIALLY       THE DATE OF        BEFORE THE   AFTER THE
NAME OF BENEFICIAL OWNER             OWNED         THIS PROSPECTUS       OFFERING    OFFERING
------------------------          ------------   --------------------   ----------   ---------
Entities associated with
  Richland Ventures.............   3,855,185(1)          75,185            45.2%       35.0%
  W. Patrick Ortale, III........   3,880,185(2)         100,185(3)         45.4        35.1
Southern Venture Fund II,
  L.P...........................   2,350,350             70,350            27.6        21.3
  Donald M. Johnston............   2,350,350(4)          70,350(5)         27.6        21.3
Entities associated with Blue
  Chip Venture Company..........     917,901(6)          17,901            10.8         8.4
  John H. Wyant.................     942,901(7)          42,901(8)         11.1         8.6
Mark K. Wright..................     890,992            386,092            10.1         7.9
Karl A. Spangenberg.............     413,720            405,170             4.7         3.6
Susan C. Russo..................     421,242            396,492             4.8         3.7
Nancy A. Lazaros................      90,000             90,000             1.1           *
Gary R. Haynes..................     757,012(9)          55,012             8.9         6.9
Roger J. Thomson................     151,670             27,470             1.8         1.4
All executive officers and
  directors as a group (9
  persons)......................   9,898,072          1,573,672            98.8        79.0


-------------------------
  *  Less than one percent

(1) Represents 1,980,000 shares that are held by Richland Ventures, L.P. and 1,800,000 shares that are held by Richland Ventures II, L.P. The address of the shareholder is 200 31st Avenue North, Suite 200, Nashville, Tennessee 37203-1205.

(2) Represents 1,980,000 shares that are held by Richland Ventures, L.P. and 1,800,000 shares that are held by Richland Ventures II, L.P. Mr. Ortale is a general partner of Richland Partners and Richland Partners II, their general partners. Mr. Ortale disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein.

(3) Includes warrants for the purchase of 75,185 shares of common stock held by Richland Ventures, L.P. and Richland Ventures II L.P. Mr. Ortale disclaims beneficial ownership of the warrants held by these entities except to the extent of his pecuniary interest therein.

(4) All of these shares are held by Southern Venture Fund II, L.P. Mr. Johnston is a general partner of SV Partners II, L.P., its general partner. Mr. Johnston disclaims beneficial ownership of the shares held by Southern Venture Fund II, L.P. except to the extent of his pecuniary interest therein. The address of the shareholder is 310 25th Avenue North, Suite 105, Nashville, Tennessee 37203.

(5) Includes warrants for the purchase of 45,350 shares of common stock held by Southern Venture Fund II, L.P. Also includes options to purchase 25,000 shares of common stock that will be granted to Mr. Johnston following this offering and immediately transferred to Southern Venture Fund II, L.P. Mr. Johnston disclaims beneficial ownership of the warrants and options held by Southern Venture Fund II, L.P. except to the extent of his pecuniary interest therein.

(6) Represents 765,000 shares that are held by Blue Chip Capital Fund II Limited Partnership and 135,000 shares that are held by Miami Valley Venture Fund, L.P. The address of the shareholder is 2000 PNC Center, 201 E. 5th Street, Cincinnati, Ohio 45202.

(7) Represents 765,000 shares that are held by Blue Chip Capital Fund II Limited Partnership and 135,000 shares that are held by Miami Valley Venture Fund, L.P. Mr. Wyant is a manager of their general partner and special limited partner, respectively. Mr. Wyant disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein.

(8) Includes warrants for the purchase of 17,901 shares of common stock held by Blue Chip Capital Fund II Limited Partnership and Miami Valley Venture Fund, L.P. Mr. Wyant disclaims beneficial ownership of the warrants held by these entities except to the extent of his pecuniary interest therein.

(9) Includes 90,000 shares held by the Gary R. Haynes 1994 Charitable Remainder Unitrust, of which Mr. Haynes is trustee.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock and the provisions of our charter and bylaws are only summaries and are qualified by reference to our charter and bylaws filed as exhibits to the registration statement of which this prospectus is a part. Our authorized capital stock consists of 50,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. As of March 31, 1999, there were 907,200 shares of common stock outstanding held of record by three shareholders, 448,000 shares of Series A convertible preferred stock outstanding held of record by eight shareholders, 2,016,000 shares of Series B convertible preferred stock outstanding held of record by nine shareholders and 1,725,667 shares of Series C convertible preferred stock outstanding held of record by nine shareholders. Each of the shares of preferred stock outstanding prior to this offering will automatically convert into 1.8 shares of common stock upon consummation of this offering.

COMMON STOCK

     Holders of the common stock are entitled to receive, when and if declared by the board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes subject to any dividend preferences that may be attributable to preferred stock. Holders of common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote. Holders of common stock are not entitled to cumulative voting for the election of directors.

     There are no preemptive, conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.

     After this offering there will be 10,948,600 shares of common stock outstanding. This number consists of 907,200 shares of common stock currently outstanding, 2,500,000 shares to be issued in this offering and 7,541,400 shares issuable upon conversion of our preferred stock.

PREFERRED STOCK

     Before this offering, there were 4,189,667 shares of preferred stock outstanding. Each of these shares will be converted into 1.8 shares of common stock upon consummation of the offering. After this conversion, our board of directors, without further action by the shareholders, is authorized to issue an aggregate of 10,000,000 shares of preferred stock. Currently, we have no plans to issue a new series of preferred stock. Our board of directors may, without shareholder approval, issue preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences, which rights and preferences could adversely affect the voting power of the holders of common stock. Issuance of preferred stock could make it harder for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding stock.

     The 4,189,667 shares of preferred stock currently outstanding have preemptive rights.

REGISTRATION RIGHTS

     After the consummation of the offering, the holders of warrants to purchase 200,000 shares, 230,000 shares if the underwriters' over-allotment option is exercised in full, of common stock or their transferees, and holders of 7,541,400 shares of common stock issuable upon conversion of the preferred stock will have registration rights with respect to those securities. These rights are described in a shareholders agreement between us and the holders of those securities. The agreement provides for registration rights upon the demand of the holders of at least 51% of the outstanding shares of our preferred stock. In addition, pursuant to that agreement, the holders are entitled, subject to some limitations, to require us to include their securities in future registration statements we file under the Securities Act of 1933, referred to as piggyback registration rights. The holders of those securities also are entitled, subject to some limitations, to require us to register their securities on a registration statement on Form S-3 once we are eligible to use a Form S-3 in connection with registrations. However, holders of these shares will be restricted from exercising these rights until 180 days after the date of this prospectus. Registration of shares of common stock by the exercise of these demand registration rights, piggyback registration rights or S-3 registration rights under the Securities Act of 1933 would result in these shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon the effectiveness of such registration. Please see "Risk
Factors -- Substantial sales of our common stock may depress our stock price" and "Shares Eligible for Future Sale."

CLASSIFIED BOARD OF DIRECTORS

     Immediately prior to the effectiveness of this offering, our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. This provision, along with the provision authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a shareholder from removing incumbent directors and gaining control of the board of directors by filling vacancies created by the removal with its own nominees.

SHAREHOLDER ACTION; SPECIAL MEETING OF SHAREHOLDERS

     The charter that will become effective immediately prior to the effectiveness of this offering states that shareholders may not take action by written consent, but only at duly called annual or special meetings of shareholders. The charter also provides that special meetings of shareholders may be called only by the chairman of the board of directors or by a majority of the board of directors.

ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     The bylaws provide that shareholders must provide timely notice in writing to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. To be timely notice for an annual meeting, a shareholders's notice must be delivered to or mailed and received at our principal executive officers at least 120 days before the first anniversary of the date our notice of annual meeting was provided for the previous year's annual meeting of shareholders. If no annual meeting of shareholders was held in the previous year or the date of the annual meeting of shareholders has been changed to be more than 30 calendar days earlier than or 60 calendar days after that anniversary, notice by the shareholder, to be timely, must be received at least 60 days but no more than 90 days before the annual meeting of shareholders or the close of business on the 10th day following the date on which notice of the date of the meeting is given to shareholders or made public, whichever first occurs. To be timely notice for a special meeting, a shareholder's notice must be delivered to us by the close of business 10 days after notice of the meeting is given to shareholders. The bylaws also specify requirements as to the form and content of a shareholders' notice. These provisions may keep shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

AUTHORIZED BUT UNISSUED SHARES

     The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it harder or discourage an attempt to obtain control of us by a proxy contest, tender offer, merger or otherwise.

TENNESSEE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS THAT MAY HAVE AN
  ANTI-TAKEOVER EFFECT

     Provisions in our charter, bylaws and Tennessee law could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise.

     The Tennessee Business Combination Act provides that a party owning 10% or more of the stock in a "resident domestic corporation" is an "interested shareholder." An interested shareholder cannot engage in a business combination with the resident domestic corporation unless the combination:

     - takes place at least five years after the interested shareholder first acquired 10% or more of the resident domestic corporation; and


     - either is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or satisfies the fairness conditions specified in the Combination Act.


     These provisions apply unless one of two events occurs:

     - a business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder, or

     - the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the Combination Act. This charter or bylaw amendment must be approved by a majority of the shareholders who have held shares for more than one year before the vote. In addition, the charter amendment or bylaw cannot become operative until two years after the vote. An interested shareholder, for purposes of the Combination Act, is any person who is an affiliate or associate of the corporation, or the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting shares of the corporation.

     The Tennessee Greenmail Act prohibits us from purchasing or agreeing to purchase any of our securities, at a price higher than fair market value, from a holder of 3% or more of any class of our securities who has beneficially owned the securities for less than two years. We can make this purchase if the majority of the outstanding shares of each class of voting stock issued by us approves the purchase or we make an offer of at least equal value per share to all holders of shares of that class.

     The effect of the above may make a change of control of our business harder by delaying, deferring or preventing a tender offer or takeover attempt that you might consider to be in your best interest. This includes those attempts that might result in the payment of a premium over the market price for your shares. They may also promote the continuity of our management by making it harder for you to remove or change the incumbent members of the board of directors.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our charter provides that, to the fullest extent permitted by the Tennessee Business Corporation Act, a director will not be liable to us or our shareholders for monetary damages for breach of his or her fiduciary duty as a director. Under the TBCA, directors have a fiduciary duty which is not eliminated by this provision in our charter. In some circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the TBCA for:

     - breach of the director's duty of loyalty;

     - acts or omissions which are found by a court of competent jurisdiction to be not in good faith or knowing violations of law;

     - actions leading to improper personal benefit to the director; and

     - payment of dividends that are prohibited by the TBCA.

This charter provision does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

     The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith or reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation's best interest. In all other civil cases, a corporation may indemnify a director or officer who reasonably believed that his or her conduct was not opposed to the best interest of the corporation. In connection with any criminal proceeding, a corporation may indemnify any director or officer who had no reasonable cause to believe that his or her conduct was unlawful.

     In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification of a director or officer if the director or officer is adjudged liable in a proceeding because a personal benefit was improperly received.

     In cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding brought because of his or her status as a director or officer of a corporation, the corporation must indemnify the director or officer against reasonable expenses incurred in the proceeding. Also, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expense if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the individual acted in good faith or reasonably believed his or her conduct was in the corporation's best interest.

     Our bylaws provide that we shall indemnify and advance expenses to our directors and officers to the fullest extent permitted by the TBCA. We also intend to maintain insurance to protect any director or officer against any liability and to enter into indemnification agreements to create a contractual obligation to indemnify our directors and officers. These agreements, among other things, indemnify our directors and officers for some expenses, including attorneys' fees and associated legal expenses, judgments and fines and amounts paid in settlement, actually and reasonably incurred by any of these persons in any action, suit or proceeding arising out the person's services as our director or officer. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is First Union National Bank. Its address is 1525 West WT Harris Blvd., 3C3, Charlotte, North Carolina 28288-1153, and its telephone number at this location is (800) 829-8432.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market after the offering could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us.

     After the offering, 10,948,600 shares of our common stock will be outstanding, assuming that the underwriters do not exercise the over-allotment option. Of these shares, all of the 2,500,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.

     The following table shows approximately when the 8,448,600 shares of our common stock that are not being sold in this offering but which will be outstanding when this offering is complete will be eligible for sale in the public market:


               ELIGIBILITY OF RESTRICTED SHARES
                 FOR SALE IN THE PUBLIC MARKET
---------------------------------------------------------------
    90 days after the effective date                7,200
---------------------------------------------------------------
    180 days after the effective date             8,441,400


     Resale of most of the restricted shares that will become available for sale in the public market starting 180 days after the effective date will be limited by volume and other resale restrictions under Rule 144 because the holders are our affiliates.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

     - 1% of the number of shares of common stock then outstanding, which will equal approximately 109,486 shares immediately after this offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

     Sales under Rule 144 must also comply with manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

     Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144. All of the options issued under our 1996 Stock Option Plan will become immediately vested and exercisable upon consummation of this offering and will be able to be resold after the 90 day period, subject to any lock-up agreements.

LOCK-UP AGREEMENTS

     Executive officers, directors, shareholders and optionees who will hold an aggregate of 10,518,340 shares of our common stock after this offering will sign lock-up agreements under which they will agree not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Hambrecht & Quist.

REGISTRATION RIGHTS

     Upon completion of this offering, the holders of 7,541,400 shares of our common stock and of warrants to purchase 200,000 shares, 230,000 if the underwriters' over-allotment option is exercised in full, of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. Please see "Description of Capital
Stock -- Registration Rights" for a more detailed description of these registration rights. After registration, these shares will become freely tradeable without restriction under the Securities Act. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our common stock.

STOCK OPTIONS

     Immediately after this offering we intend to file a registration statement under the Securities Act covering 2,780,000 shares of common stock reserved for issuance under our stock option plans. Each year as the number of shares reserved for issuance under our 1999 Stock Incentive Plan increases, we will file an amendment to the registration statement covering the additional shares. As of March 31, 1999, options to purchase 1,852,740 shares of common stock were issued and outstanding. All 1,852,740 options to purchase shares of common stock will become vested at the date of this offering. When the lock-up agreements described above expire, all of these options will be freely tradable. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under that registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180 day lock-up agreements expire.

WARRANTS

     Upon consummation of the initial public offering, Mark K. Wright, Gary R. Haynes and all of the holders of our preferred stock will receive warrants to purchase a number of shares of common stock equal to 8% of the number of shares sold in this offering, including any shares sold in the over-allotment. The price to exercise these warrants will be equal to the initial offering price per share shown on the cover page of this prospectus. Mark K. Wright and Gary R. Haynes will each receive 12.5% of the warrants. Preferred shareholders, including Mark K. Wright and Gary R. Haynes, will receive their pro rata portion of the remaining 75% of the warrants. These warrants are exercisable for seven years and are entitled to registration rights.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below, through their representatives, Hambrecht & Quist, LLC, Bear, Stearns & Co. Inc. and First Union Capital Markets Corp., have severally agreed to purchase from us the following respective numbers of shares of common stock:

                                                             NUMBER OF
                          NAME                                 SHARES
                          ----                               ----------
Hambrecht & Quist LLC....................................
Bear, Stearns & Co. Inc..................................
First Union Capital Markets Corp.........................

                                                             ----------
     Total...............................................     2,500,000
                                                             ==========

     The Underwriting Agreement provides that the obligations of the underwriters are subject to conditions precedent, including the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, our counsel and the independent auditors. The nature of the underwriters' obligation is such that they are committed to purchase all shares of common stock offered hereby if any shares are purchased.

     The following tables show the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

              UNDERWRITING DISCOUNTS AND COMMISSIONS PAYABLE BY US

                                             WITH                      WITHOUT
                                    OVER-ALLOTMENT EXERCISE    OVER-ALLOTMENT EXERCISE
                                    -----------------------    -----------------------
Per Share.........................        $                          $
Total.............................        $                          $

     We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $800,000.

     The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price shown on the cover page of this prospectus and to some dealers at such price less a concession not in excess of
$     per share. The underwriters may allow and the dealers may reallow a
concession not in excess of $     per share to some other dealers. After the
initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The representatives have informed us that the underwriters do not intend to confirm discretionary sales of more than 5% of the shares of common stock offered in this offering.

     We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 375,000 additional shares of common stock at the initial public offering price, less the underwriting discount stated on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of shares of common stock offered hereby.

     The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     We have agreed to indemnify the underwriters against liabilities they may incur, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

     Our shareholders, including executive officers and directors, and optionees who will own in the aggregate 10,518,340 shares of common stock after the offering, have agreed not to, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 180-day period following the date of this prospectus. We have agreed that we will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under our stock option plans, provided that, without the prior written consent of Hambrecht & Quist LLC, the additional options shall not be exercisable during that period.

     Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiation among us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, our revenues and earnings, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and our prospects, the present state of our business operations, our management and other factors deemed relevant.


     Some of the persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. This stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS


     The validity of the common stock offered by this prospectus will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                    EXPERTS

     The audited financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

               CHANGE IN INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Our board of directors has selected Arthur Andersen LLP to serve as independent auditors for the current fiscal year. Arthur Andersen LLP has served as our independent auditors since November 11, 1998. On November 11, 1998, we dismissed Kraft Bros, Esstman Patton & Harrell, PLLC as our independent accountants. Kraft Bros' reports on the financial statements for the years ended December 31, 1996 and 1997 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The decision to change independent accountants was approved by the board of directors. During the years ended December 31, 1996 and 1997 and through November 11, 1998 there were no reportable events, as defined in regulations of the Securities and Exchange Commission, or disagreements with Kraft Bros on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Prior to retaining Arthur Andersen LLP, we had not consulted with Arthur Andersen LLP regarding accounting principles.

                      WHERE YOU CAN FIND MORE INFORMATION

     We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, that registers the shares of common stock offered hereby. This prospectus does not contain all of the information stated in the registration statement and the exhibits and schedule filed with the registration statement. For more information about us and the common stock offered hereby, you should review the registration statement and the exhibits and schedule filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, you should review the copy of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedule filed with the registration statement may be inspected and copied at the following location of the Securities and Exchange Commission:

                             PUBLIC REFERENCE ROOM
                             450 FIFTH STREET, N.W.
                             WASHINGTON, D.C. 20549

You may also obtain copies of all or any part of the registration statement from that office at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
@PLAN.INC
  Report of Independent Public Accountants..................   F-2
  Balance Sheets as of December 31, 1997 and 1998 and March
     31, 1999 (unaudited)...................................   F-3
  Statements of Operations for the period from inception
     (May 29, 1996) to December 31, 1996, for the years
     ended December 31, 1997 and 1998 and for the three
     months ended March 31, 1998 and 1999 (unaudited).......   F-4
  Statements of Shareholders' Equity (Deficit) for the
     period from inception (May 29, 1996) to December 31,
     1996, for the years ended December 31, 1997 and 1998
     and for the three months ended March 31, 1998 and 1999
     (unaudited)............................................   F-5
  Statements of Cash Flows for the period from inception
     (May 29, 1996) to December 31, 1996, for the years
     ended December 31, 1997 and 1998 and for the three
     months ended March 31, 1998 and 1999 (unaudited).......   F-6
  Notes to Financial Statements.............................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of @plan.inc:

     We have audited the accompanying balance sheets of @plan.inc (a Tennessee corporation) as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years then ended and for the period from inception (May 29, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of @plan.inc as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended and for the period from inception to December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

New York, New York
March 11, 1999

                                   @PLAN.INC

                                 BALANCE SHEETS

                                                                                      MARCH 31,
                                                              1997         1998         1999
                                                           ----------   ----------   -----------
                                                                                     (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents..............................  $  832,338   $3,682,576   $3,156,857
  Accounts receivable, net of allowance of $0, $80,000,
     and $155,000, respectively:
       Billed............................................     354,626    1,440,693    1,841,330
       Unbilled..........................................      91,355      245,310      241,276
  Prepaid expenses.......................................      37,838      101,208      252,341
                                                           ----------   ----------   ----------
          Total current assets...........................   1,316,157    5,469,787    5,491,804
Property and equipment, net..............................     109,618      117,641      114,887
Software development costs, net..........................      66,634      375,278      366,242
Other assets.............................................      66,766       63,775       70,435
                                                           ----------   ----------   ----------
     Total assets........................................  $1,559,175   $6,026,481   $6,043,368
                                                           ==========   ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable.......................................  $   82,974   $  254,223   $  283,987
  Accrued liabilities....................................     140,013      375,411      206,500
  Deferred revenue.......................................     366,953    1,124,082    1,591,954
                                                           ----------   ----------   ----------
     Total current liabilities...........................     589,940    1,753,716    2,082,441
Mandatory redeemable convertible preferred stock:
  Series A, no par value, 500,000 shares authorized:
     448,000 shares issued and outstanding...............     431,876      431,876      431,876
  Series B, no par value, 2,250,000 shares authorized:
     2,016,000 shares issued and outstanding.............   4,011,935    4,011,935    4,011,935
  Series C, no par value, 1,725,667 shares authorized:
     no, 1,725,667 and 1,725,667 shares issued and
     outstanding, respectively...........................          --    5,138,991    5,138,991
                                                           ----------   ----------   ----------
     Total mandatory redeemable convertible preferred
       stock.............................................   4,443,811    9,582,802    9,582,802
Shareholders' equity (deficit):
  Preferred Stock, no par value, 5,524,333 shares
     authorized; no shares issued and outstanding........          --           --           --
  Common stock, no par value, 50,000,000 shares
     authorized; 900,000, 907,200 and 907,200 shares
     issued and outstanding, respectively................           1        8,001        8,001
  Additional paid-in capital.............................          --       27,418       57,478
  Accumulated deficit....................................  (3,474,577)  (5,345,456)  (5,687,354)
                                                           ----------   ----------   ----------
     Total shareholders' equity (deficit)................  (3,474,576)  (5,310,037)  (5,621,875)
                                                           ==========   ==========   ==========
     Total liabilities and shareholders' equity
       (deficit).........................................  $1,559,175   $6,026,481   $6,043,368
                                                           ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                                   @PLAN.INC

                            STATEMENTS OF OPERATIONS

                                   PERIOD FROM
                                    INCEPTION              YEAR ENDED             THREE MONTHS ENDED
                                (MAY 29, 1996) TO         DECEMBER 31,                MARCH 31,
                                  DECEMBER 31,      -------------------------   ----------------------
                                      1996             1997          1998         1998         1999
                                -----------------   -----------   -----------   ---------   ----------
                                                                                     (UNAUDITED)
Revenues......................      $      --       $   422,401   $ 3,108,356   $ 469,168   $1,337,122
Costs and expenses:
  Product costs...............        487,239         1,744,366     2,360,042     407,649      740,480
  Selling and marketing.......             --           819,043     1,713,080     294,811      539,160
  General and
     administrative...........        190,766           753,299     1,084,698     181,915      432,810
                                    ---------       -----------   -----------   ---------   ----------
  Total costs and expenses....        678,005         3,316,708     5,157,820     884,375    1,712,450
                                    ---------       -----------   -----------   ---------   ----------
Loss from operations..........       (678,005)       (2,894,307)   (2,049,464)   (415,207)    (375,328)
Interest income...............         17,367            80,368       191,804      52,710       36,730
                                    ---------       -----------   -----------   ---------   ----------
  Net loss before income
     taxes....................       (660,638)       (2,813,939)   (1,857,660)   (362,497)    (338,598)
Income tax provision..........             --                --        13,219       4,921        3,300
                                    ---------       -----------   -----------   ---------   ----------
  Net loss....................      $(660,638)      $(2,813,939)  $(1,870,879)  $(367,418)  $ (341,898)
                                    =========       ===========   ===========   =========   ==========
Basic and diluted loss per
  share.......................      $   (0.73)      $     (3.13)  $     (2.07)  $   (0.41)  $    (0.38)
                                    =========       ===========   ===========   =========   ==========
Weighted average shares
  outstanding.................        900,000           900,000       901,993     900,000      907,200
                                    =========       ===========   ===========   =========   ==========

   The accompanying notes are an integral part of these financial statements.

                                   @PLAN.INC

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                    COMMON STOCK     ADDITIONAL
                                  ----------------    PAID-IN     ACCUMULATED   TOTAL SHAREHOLDERS'
                                  SHARES    AMOUNT    CAPITAL       DEFICIT      EQUITY (DEFICIT)
                                  -------   ------   ----------   -----------   -------------------
Balances, May 29, 1996
  (Inception)...................       --   $  --     $    --    $        --        $        --
Issuance of common stock to
  founders......................  900,000       1          --             --                  1
Net loss........................       --      --          --       (660,638)          (660,638)
                                  -------   ------    -------    -----------        -----------
Balances, December 31, 1996.....  900,000       1          --       (660,638)          (660,637)
Net loss........................       --      --          --     (2,813,939)        (2,813,939)
                                  -------   ------    -------    -----------        -----------
Balances, December 31, 1997.....  900,000       1          --     (3,474,577)        (3,474,576)
Exercise of stock options.......    7,200   8,000          --             --              8,000
Options granted to
  non-employees.................       --      --      27,418             --             27,418
Net loss........................       --      --          --     (1,870,879)        (1,870,879)
                                  -------   ------    -------    -----------        -----------
Balances, December 31, 1998.....  907,200   8,001      27,418     (5,345,456)        (5,310,037)
Compensation related to stock
  options granted to
  employees.....................       --      --      30,060             --             30,060
Net loss........................       --      --          --       (341,898)          (341,898)
                                  -------   ------    -------    -----------        -----------
Balances, March 31, 1999
  (unaudited)...................  907,200   $8,001    $57,478    $(5,687,354)      $(5,621,875)
                                  =======   ======    =======    ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                                   @PLAN.INC

                            STATEMENTS OF CASH FLOWS

                                           PERIOD                                         THREE MONTHS ENDED
                                       FROM INCEPTION       YEAR ENDED DECEMBER 31,            MARCH 31,
                                      (MAY 29, 1996) TO   ---------------------------   -----------------------
                                      DECEMBER 31, 1996       1997           1998          1998         1999
                                      -----------------   ------------   ------------   ----------   ----------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net loss...........................    $ (660,638)      $(2,813,939)   $(1,870,879)   $ (367,418)  $ (341,898)
  Adjustments to reconcile net loss
    to net cash used in operating
    activities:
    Depreciation and amortization....         1,171            48,648        218,878        20,915      139,153
    Provision for doubtful
      accounts.......................            --                --         80,000            --       75,000
    Non cash charges.................            --                --         27,418            --       30,060
    Changes in operating assets and
      liabilities:
      Increase in accounts
         receivable..................            --          (445,981)    (1,320,023)     (158,001)    (471,603)
      (Increase) decrease in prepaid
         expenses....................          (783)          (37,055)       (63,370)        5,560     (151,133)
      (Increase) decrease in other
         assets......................        (6,696)          (61,289)           360            --       (6,660)
      Increase (decrease) in accounts
         payable.....................        97,156           (14,182)       171,248        16,319       29,764
      Increase (decrease) in accrued
         liabilities.................            --           140,013        235,398        (9,824)    (168,911)
      Increase in deferred revenue...            --           366,953        757,130        52,583      467,872
                                         ----------       -----------    -----------    ----------   ----------
         Net cash used in operating
           activities................      (569,790)       (2,816,832)    (1,763,840)     (439,866)    (398,356)
Cash flows from investing activities:
  Purchases of equipment.............       (10,938)         (143,419)       (74,327)      (41,080)     (16,455)
  Software development costs.........            --           (70,495)      (458,586)      (63,013)    (110,908)
                                         ----------       -----------    -----------    ----------   ----------
         Net cash used in investing
           activities................       (10,938)         (213,914)      (532,913)     (104,093)    (127,363)
Cash flows from financing activities:
  Proceeds from issuance of common
    stock............................             1                --          8,000            --           --
  Proceeds from issuance of preferred
    stock, net.......................     2,189,097         2,254,714      5,138,991     3,668,190           --
                                         ----------       -----------    -----------    ----------   ----------
         Net cash provided by
           financing activities......     2,189,098         2,254,714      5,146,991     3,668,190           --
                                         ----------       -----------    -----------    ----------   ----------
Net change in cash and cash
  equivalents........................     1,608,370          (776,032)     2,850,238     3,124,231     (525,719)
Cash and cash equivalents at
  beginning of period................            --         1,608,370        832,338       832,338    3,682,576
                                         ----------       -----------    -----------    ----------   ----------
Cash and cash equivalents at end of
  period.............................    $1,608,370       $   832,338    $ 3,682,576    $3,956,569   $3,156,857
                                         ==========       ===========    ===========    ==========   ==========
Supplemental information:
  Cash paid for income taxes.........    $       --       $        --    $     4,921    $    4,921   $    3,300

   The accompanying notes are an integral part of these financial statements.

                                   @PLAN.INC

                         NOTES TO FINANCIAL STATEMENTS

1.  GENERAL:

     @plan.inc was incorporated in the State of Tennessee in May 1996. We are based in Stamford, Connecticut, and are a provider of Internet market research systems for Internet advertisers, advertising agencies, Web publisher, online retailers and consumer brand marketers.

2.  SIGNIFICANT ACCOUNTING POLICIES:

UNAUDITED INTERIM FINANCIAL INFORMATION

     The financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position at March 31, 1999, and our operations and cash flows for the three months ended March 31, 1998 and 1999. Operating results for the three months ended March 31, 1999 are not necessarily indicative of results that may be expected for the entire year.

REVENUE RECOGNITION

     We provide Internet market research systems to our clients on a renewable subscription basis. We recognize revenue ratably over the contract period, which is generally twelve months. We bill our clients for our services based on terms of the contracts, which may not coincide with criteria required for revenue recognition.

     On the accompanying balance sheets, deferred revenue represents amounts invoiced prior to rendering our services while unbilled receivables represents the value of services rendered prior to being invoiced. Substantially all of the deferred and unbilled revenue will be earned and billed, respectively, within twelve months of the respective period ends.

     Upon signing a contract, our sales representatives become eligible for a commission. These commissions are paid at the time of the contract signing. For financial reporting purposes, we capitalize these commissions as a component of prepaid expenses and amortize these amounts over the lives of the related contracts.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand and all investments in highly liquid instruments purchased with original maturities of three months or less. Funds in excess of operating cash needs are maintained in a money market fund, which may exceed the amount insured by the Federal Deposit Insurance Corporation.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, ranging from three to five years.

SOFTWARE DEVELOPMENT COSTS

     We capitalize direct costs relating to our computer software development upon the establishment of technological feasibility. Until our products reach technological feasibility, all

                                   @PLAN.INC
costs related to development efforts are expensed as a component of product costs. Software development costs, subsequent to technological feasibility and prior to general release, have been capitalized and are reported at the lower of unamortized cost or net realizable value. We amortize capitalized software development costs on a straight-line basis for periods ranging from one to three years. As of December 31, 1997 and 1998 and March 31, 1999, software development costs are as follows:

                                                    DECEMBER 31,
                                                --------------------     MARCH 31,
                                                 1997        1998          1999
                                                -------    ---------    -----------
                                                                        (UNAUDITED)
Software development costs....................  $70,495    $ 529,081     $ 639,989
Less: Accumulated depreciation................   (3,861)    (153,803)     (273,747)
                                                -------    ---------     ---------
                                                $66,634    $ 375,278     $ 366,242
                                                =======    =========     =========

     We periodically review our software development costs and property and equipment for any potential impairments. We consider undiscounted cash flows, future operating results, trends or other relevant information in assessing whether the carrying value of our assets is recoverable. At March 31, 1999, we do not believe that any of our assets are impaired.

INCOME TAXES

     We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

LOSS PER SHARE

     Basic loss per share amounts are computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period plus the effects of any potentially dilutive securities. In the accompanying statements of operations, diluted loss per share does not include the effects of potentially dilutive securities for all periods presented as they would have been anti-dilutive in years in which a loss is reported.

                                   @PLAN.INC

     The following summarizes the securities outstanding which are excluded from the loss per share calculation as amounts would have an antidilutive effect. Preferred Stock is reflected on an "if-converted" basis. See note 4.

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                               ---------------------
                             1996        1997        1998        1998        1999
                           ---------   ---------   ---------   ---------   ---------
                                                                    (UNAUDITED)
Series A preferred
  stock..................    798,300     806,400     806,400     806,400     806,400
Series B preferred
  stock..................  1,596,600   3,628,800   3,628,800   3,628,800   3,628,800
Series C preferred
  stock..................         --          --   3,106,200   2,223,720   3,106,200
Stock options............    343,800   1,506,600   1,805,400   1,506,600   1,852,740
                           ---------   ---------   ---------   ---------   ---------
Total....................  2,738,700   5,941,800   9,346,800   8,165,520   9,394,140
                           =========   =========   =========   =========   =========

STOCK-BASED COMPENSATION

     We account for our stock-based compensation to our employees by recognizing compensation expense for the difference between the estimated fair value of our stock at the date of grant and the exercise price of the granted stock. Stock-based grants issued to non-employees are recorded at either the fair value of the services provided at the fair value of the stock issued, as determined using the Black-Scholes model.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These assumptions also affect the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

CONCENTRATION OF CREDIT RISK

     We invest the majority of our cash balances in short-term, high quality marketable securities. Our accounts receivable balances are domestic. No single client represents a significant credit risk to us.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of all of our cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these accounts.

STOCK-SPLIT

     The accompanying financial statements give retroactive effect to a 2,500 for 1 stock-split of our common stock which occurred on July 23, 1996 and a 1.8 for 1 stock-split that was approved by our Board of Directors on March 10, 1999.

                                   @PLAN.INC

3.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                   DECEMBER 31,
                                               ---------------------     MARCH 31,
                                                 1997        1998          1999
                                               --------    ---------    -----------
                                                                        (UNAUDITED)
Computer equipment and software..............  $138,781    $ 211,999     $ 228,454
Furniture and fixtures.......................     7,503        8,613         8,613
Leasehold improvements.......................     8,073        8,073         8,073
                                               --------    ---------     ---------
                                                154,357      228,685       245,140
Less: Accumulated depreciation...............   (44,739)    (111,044)     (130,253)
                                               --------    ---------     ---------
                                               $109,618    $ 117,641     $ 114,887
                                               ========    =========     =========

4.  PREFERRED STOCK:

     Since our inception, we have issued three series of mandatory redeemable convertible preferred stock. The following is a discussion of each of these issuances.

     In 1996 and 1997, we issued a total of 448,000 shares of Series A preferred stock and 2,016,000 shares of Series B preferred stock at a purchase price of $1.00 and $2.00 per share, respectively. In 1998, we issued 1,725,667 shares of Series C preferred stock at a purchase price of $3.00 per share. Each share of preferred stock is convertible into 1.8 shares of common stock at any time, at the option of the holder, or automatically upon successful completion of an initial public offering yielding gross proceeds of at least $12.0 million and at an initial public offering price of not less than $6.00 per share.

     We have reserved 7,541,400 shares of common stock for issuance upon conversion of these convertible preferred shares.

     The preferred shareholders are not entitled to receive any preferential dividends until the respective sixth anniversaries of the initial issuance dates of the shares (Series A -- July 2002; Series B -- October 2002; Series
C -- January 2004). Thereafter, the preferred shareholders will be entitled to receive dividends at the annual rate of $0.10, $0.20 and $0.30 per share, respectively, on a cumulative basis from and after the sixth anniversary. Under our Preferred Stock agreements, dividends on our common stock are restricted to stock dividends through July 2002.

     We will redeem the preferred stock, if not previously converted, of each preferred shareholder in 48 equal monthly installments beginning on the sixth anniversary of the respective original issue dates. In the event of any consolidation, merger, statutory share exchange, liquidation, dissolution or winding up of our business, the holders of preferred stock will be paid first out of any distribution of holders of our common and preferred stock at an amount per share equal to $1.00, $2.00 and $3.00, respectively, plus any cumulative and unpaid dividends thereon.

     Simultaneous with the closing of an initial public offering, a director and an officer and all of the preferred shareholders will receive warrants to purchase shares of common stock equal

                                   @PLAN.INC
to 8% of the number of shares sold in the offering at a price equal to the initial price to the public. Of these warrants, 12.5% will be granted to the director and officer. The preferred shareholders, including the director and officer, will receive a pro rata portion of the remaining 75% of the warrants. These warrants are exercisable for seven years.

     We will account for these warrants at the time of issuance as follows:

     - For warrants issued to the employee and director, we will apply the provisions of Accounting Principles Boards Opinion No. 25, "Accounting for Stock Issued to Employees," and record compensation expense for the difference between the fair value of our common stock at the time of grant, based on our initial public offering price, and the exercise price of the warrant. As these amounts are expected to be equivalent on the date of grant, we do not expect to record any compensation expense for these warrants.

     - For warrants issued to the holders of our preferred stock, we will record the value of these warrants, as determined by using the Black-Scholes model, as a dividend to these shareholders on the date of grant. This dividend will increase our accumulated deficit but will have no effect on reported net income (loss). While the actual value of the warrants issued to these shareholders cannot be determined until the date of grant, we estimate that the value of this dividend will approximate $1.2 million.

5.  STOCK OPTION PLAN:

     In 1996, we created the 1996 Stock Option Plan. This plan, as amended, provides for stock option grants to employees, members of our board of directors, our consultants and other persons having a business relationship with us. Under this plan, the option price as determined by the board of directors cannot be less than 100% of the fair market value of our common stock, at grant, in the case of incentive stock options, and not less than 50% of the fair market value of our common stock, at grant, in the case of non-qualified stock options. Exceptions exist under certain conditions. No options will be exercisable more than ten years after the date the option is granted. Options that we have granted under our plan generally vest ratably over a four year period, beginning at the date of grant. All unvested options will immediately vest upon an initial public offering of our common stock.

                                   @PLAN.INC

     We currently have 1,980,000 shares reserved under our option plan. At December 31, 1996, 1997 and 1998 and March 31, 1999, the following options had been granted under our plan and were outstanding:

                              1996                  1997                   1998              MARCH 31, 1999
                       ------------------   --------------------   --------------------   --------------------
                                 WEIGHTED               WEIGHTED               WEIGHTED               WEIGHTED
                                 AVERAGE                AVERAGE                AVERAGE                AVERAGE
                                 EXERCISE               EXERCISE               EXERCISE               EXERCISE
                       SHARES     PRICE      SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                       -------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                                              (UNAUDITED)
Outstanding at
  beginning of
  period.............       --    $  --       343,800    $0.94     1,506,600    $1.14     1,805,400    $1.43
Granted..............  343,800     0.94     1,162,800     1.20       349,200     2.91        47,340     3.33
Exercised............       --       --            --       --        (7,200)    1.11            --       --
Forfeited............       --       --            --       --       (43,200)    1.39            --       --
                       -------    -----     ---------    -----     ---------    -----     ---------    -----
Outstanding at end of
  period.............  343,800    $0.94     1,506,600    $1.14     1,805,400    $1.43     1,852,740    $1.48
                       =======              =========              =========              =========
Options exercisable
  at end of period...  279,065    $0.89       505,399    $0.99       874,420    $1.20       970,752    $1.23
                       =======              =========              =========              =========
Weighted average fair
  value of options
  granted during
  period.............             $0.31                  $0.38                  $0.66                  $8.67

     The following table summarizes information about stock options outstanding at March 31, 1999 (unaudited):

                                           WEIGHTED-
                            OPTIONS         AVERAGE                         OPTIONS
                         OUTSTANDING AT    REMAINING      WEIGHTED-      EXERCISABLE AT     WEIGHTED-
RANGE OF                   MARCH 31,      CONTRACTUAL      AVERAGE         MARCH 31,         AVERAGE
EXERCISE PRICES               1999           LIFE       EXERCISE PRICE        1999        EXERCISE PRICE
---------------          --------------   -----------   --------------   --------------   --------------
$.89 - $1.11...........    1,288,800       7.79 years       $1.07           822,087           $1.04
$1.67..................      343,800       8.94 years        1.67            91,659            1.67
$3.33..................      220,140       9.51 years        3.33            57,006            3.33
                           ---------                                        -------
                           1,852,740                                        970,752
                           =========                                        =======

     During 1999, we issued 47,340 options to our employees. These options had an exercise price that was approximately $8.67 less per share than the fair market value of our common stock on the date of grant. Accordingly, we plan to recognize compensation expense of approximately $481,000 over the 48 month vesting period for these options. During the three months ended March 31, 1999, we recognized approximately $30,000 of this expense. However, as these options will vest at the time of our initial public offering (see Note 8), we expect that we will recognize the remaining $451,000 of expense during the second quarter of 1999.

                                   @PLAN.INC

     In 1998, we granted 36,000 stock options at an exercise price of $3.33 to non-employees. We recognized expense in the amount of $27,418 in connection with these grants, which was estimated using the Black-Scholes model and the following assumptions:

     - risk free interest rate of 5.3%,

     - expected dividend yield of 0%,

     - expected life of 5.0 years and

     - expected volatility of 0%

     The fair value of all of our other option grants is estimated on the date of grant using the Black-Scholes model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998:

     - weighted-average risk free interest rates of 6.7%, 6.5% and 5.3%, respectively,

     - expected dividend yields of 0%,

     - expected lives of 6.0 years and

     - expected volatility of 0%.

     Except for the two series of option grants discussed above, no compensation cost has been recognized for any option grants in the accompanying statements of operations. Had compensation costs been recorded, our net loss and basic and diluted loss per share would have been reduced from the following as reported amounts to the following pro forma amounts:

                                            PERIOD
                                             FROM
                                           INCEPTION                                 THREE
                                           (MAY 29,                                 MONTHS
                                           1996) TO    YEARS ENDED DECEMBER 31,      ENDED
                                           DECEMBER    -------------------------   MARCH 31,
                                           31, 1996       1997          1998         1999
                                           ---------   -----------   -----------   ---------
                                                                                   (UNAUDITED)
Net loss:
  As reported............................  $(660,638)  $(2,813,939)  $(1,870,879)  $(341,898)
  Pro forma..............................  $(746,262)  $(2,938,567)  $(2,037,361)  $(341,898)
Basic and diluted loss per share:
  As reported............................     $(0.73)       $(3.13)       $(2.07)     $(0.38)
  Pro forma..............................     $(0.83)       $(3.27)       $(2.26)     $(0.38)

6.  INCOME TAXES:

     The accompanying statements of operations for the year ended December 31, 1998 and for the three months ended March 31, 1998 and 1999 include a provision for current state capital taxes of approximately $13,200, $4,900 (unaudited) and $3,300 (unaudited), respectively. No taxes were provided for the periods ended December 31, 1996 and 1997, as taxes were not due during these years.

                                   @PLAN.INC

     A reconciliation of the tax provision at the United States statutory rate to the actual income tax expense reported is as follows:

                          PERIOD FROM
                           INCEPTION            YEAR ENDED          THREE MONTHS ENDED
                       (MAY 29, 1996) TO       DECEMBER 31,              MARCH 31,
                       DECEMBER 31, 1996     1997        1998        1998        1999
                       -----------------   ---------   ---------   ---------   ---------
                                                                        (UNAUDITED)
Tax benefit at the
  United States
  statutory rate.....      $(224,617)      $(956,739)  $(631,635)  $(123,249)  $(115,123)
State taxes, net of
  federal tax
  benefit............             --              --       8,725       3,248       2,178
Losses not
  benefited..........        222,917         954,695     632,034     123,898     115,990
Other................          1,700           2,044       4,095       1,024         255
                           ---------       ---------   ---------   ---------   ---------
     Total income tax
       provision.....      $      --       $      --   $  13,219   $   4,921   $   3,300
                           =========       =========   =========   =========   =========

     Since inception, we have generated losses for both book and tax purposes. We have not recorded potential income tax benefits that we may receive from our ability to apply current losses to future years in which we have taxable income. Under accounting rules, these benefits can only be recorded when it is more likely than not that these benefits will be realized. Due to our limited operating history, we currently cannot make this assessment.

     At March 31, 1999, we have net operating loss carryforwards for federal and state income tax purposes totaling approximately $5.1 million (unaudited), which will expire from 2011 through 2014.

     Our net deferred tax asset consists of the following amounts of deferred tax assets and liabilities as of December 31, 1997 and 1998 and March 31, 1999:

                                                       DECEMBER 31            MARCH 31,
                                                    1997          1998          1999
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Deferred tax asset:
  Net operating loss carryforwards.............  $1,094,546    $1,949,007    $2,046,009
  Start-up costs...............................     226,859       184,731       171,214
  Reserves and other...........................       1,520        50,668       103,838
                                                 ----------    ----------    ----------
Deferred tax asset.............................   1,322,925     2,184,406     2,321,061
Less valuation allowance for deferred tax
  assets.......................................  (1,319,415)   (2,129,943)   (2,266,403)
                                                 ----------    ----------    ----------
                                                      3,510        54,463        54,658
Deferred tax liability:
  Prepaid commissions..........................          --       (37,263)      (54,658)
  Excess of depreciation for tax purposes over
     book......................................      (3,510)      (17,200)           --
                                                 ----------    ----------    ----------
Deferred tax liability.........................      (3,510)      (54,463)      (54,658)
                                                 ----------    ----------    ----------
Net deferred tax asset.........................  $       --    $       --    $       --
                                                 ==========    ==========    ==========

                                   @PLAN.INC

7.  COMMITMENTS AND CONTINGENCIES:

LEASE COMMITMENTS

     We lease office facilities under operating leases. Future minimum lease payments related to these agreements are as follows:

Year ending December 31,
  1999......................................................    $148,290
  2000......................................................     142,249
  2001......................................................      23,708

     Rent expense was approximately $0, $110,000 and $156,000, for the years ended December 31, 1996, 1997 and 1998, respectively. Rent expense totaled approximately $37,000 (unaudited) and $39,000 (unaudited) for the three months ended March 31, 1998 and March 31, 1999, respectively.

CONTRACTUAL COMMITMENTS

     We have a Letter of Agreement with The Gallup Organization, Inc. which was entered into on September 6, 1996. This agreement was amended on January 5, 1998, August 20, 1998 and February 19, 1999. Under this agreement Gallup provides us with initial baseline data and quarterly tracking survey research. The agreement has a one-year term with nine successive one-year renewals, and is cancelable only by us upon 90-days' written notice prior to an anniversary date.

8.  SUBSEQUENT EVENT (UNAUDITED):

     We are currently pursuing an initial public offering of our common stock. We expect to offer approximately 2,500,000 shares of our common stock at an initial offering price of approximately $13.00 per share.

     In March 1999, we adopted a new stock incentive plan (the 1999 Stock Plan). The 1999 Stock Plan provides for the issuance of 800,000 options to purchase common stock to key employees, consultants and non-employee directors. Options to purchase 24,000 shares of common stock have been granted at the initial public offering price in April 1999.

Inside Back Cover

Centered at the top "Representative Clients"

Logos for the following representative clients:

       Excite Inc.
       Avenue A Inc.
       CBS MarketWatch                         Quantum Leap Communications, Inc.
       eBay.com                                Virtual Vineyards
       broadcast.com, Inc.                     TicketMaster Online
       Foote, Cone & Belding-FCB Direct        Women.Com
       InterActive8, Inc.                      Yahoo!
       141 Integrated Communications
       i-traffic
       Left Field, LLC
       MSNBC-Microsoft Corporation
       The Mining Company
       MSN Microsoft-Microsoft Corporation
       Onsale, Inc.
       Preview Travel, Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,500,000 SHARES

                                  (@PLAN LOGO)

                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                               HAMBRECHT & QUIST

                            BEAR, STEARNS & CO. INC.

                       FIRST UNION CAPITAL MARKETS CORP.

                           -------------------------
                                              , 1999
                           -------------------------

     You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

     Until              , 1999 (25 days after the date of this prospectus), all
dealers that buy, sell or trade in the securities in this offering, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discount payable by us in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................   $  9,591
NASD filing fee.............................................      3,950
Nasdaq National Market listing fee..........................     78,875
Printing and engraving......................................    150,000
Legal fees and expenses.....................................    225,000
Accounting fees and expenses................................    150,000
Blue sky fees and expenses (including legal fees)...........      5,000
Transfer agent fees.........................................     15,000
Miscellaneous...............................................    162,584
                                                               --------
     Total..................................................   $800,000
                                                               ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Tennessee Business Corporation Act, there is no specific provision either expressly permitting or prohibiting a corporation from limiting the liability of its directors for monetary damages. Our charter provides that, to the fullest extent permitted by the TBCA, a director will not be liable to the corporation or its shareholders for monetary damages for breach of his or her fiduciary duty as a director.

     The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith or reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation's best interest. In all other civil cases, a corporation may indemnify a director or officer who reasonably believed that his or her conduct was not opposed to the best interest of the corporation. In connection with any criminal proceeding, a corporation may indemnify any director or officer who had no reasonable cause to believe that his or her conduct was unlawful.

     In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer if the director or officer is adjudged liable because a personal benefit was improperly received.

     In cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expense if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct stated above was met.

     Our bylaws provide that we shall indemnify and advance expenses to our directors and officers to the fullest extent permitted by the TBCA. We also maintain insurance to protect any director or officer against any liability and have entered into indemnification agreements with each of our directors.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our charter. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The Registrant has sold and issued the following unregistered securities since May 29, 1996 (inception):

     - On May 31, 1996 and July 23, 1996, an aggregate of 450,000 shares of our common stock were issued to each of Mark K. Wright and Gary R. Haynes in a private placement pursuant to Section 4(2) of the Securities Act in connection with founding our organization in consideration for their right, title and interest in certain data, business plans, processes, ideas, trade secrets, software and other intellectual property concerning the @plan concept and all associated goodwill;

     - On July 24, 1996 and March 20, 1997, an aggregate of 448,000 shares of our Series A convertible preferred stock in a private placement transaction under Rule 506 of the Securities Act only to accredited investors at $1.00 per share for an aggregate purchase price of $448,000 to the following shareholders:

            - 200,000 shares to the Southern Venture Fund II, L.P., a five percent shareholder. Donald M. Johnston, one of our directors, is a general partner of SV Partners II, L.P., its general partner;

            - 200,000 shares to Richland Ventures, L.P., a five percent shareholder. W. Patrick Ortale III, one of our directors, is a general partner of Richland Partners, its general partner;

            - 5,000 shares to Mark K. Wright, our Chief Executive Officer,
              Chairman of our Board of Directors and a five percent shareholder;


            - 10,000 shares to Janice W. Wendell;


            - 20,000 shares to Gary R. Haynes, a five percent shareholder and one of our directors;

            - 10,000 shares to Roger J. Thomson, one of our directors;

            - 2,500 shares to Susan C. Russo, one of our executive officers; and

            - 500 shares to Karl A. Spangenberg, one of our executive officers.

     - On October 4, 1996 and March 20, 1997, 2,016,000 shares of our Series B convertible preferred stock in a private placement transaction under Rule 506 of the Securities Act only to accredited investors at $2.00 per share for an aggregate purchase price of $4,032,000 to the following shareholders:

            - 900,000 shares to the Southern Venture Fund II, L.P., a five percent shareholder. Donald M. Johnston, one of our directors, is a general partner of SV Partners II, L.P., its general partner;

            - 900,000 shares to Richland Ventures, L.P., a five percent shareholder. W. Patrick Ortale III, one of our directors, is a general partner of Richland Partners, its general partner;

            - 22,500 shares to Mark K. Wright, our Chief Executive Officer,
              Chairman of our Board of Directors and a five percent shareholder;

            - 40,000 shares to Gary R. Haynes, a five percent shareholder and one of our directors;

            - 50,000 shares to the Gary R. Haynes 1994 Charitable Remainder
              Unitrust, of which Gary R. Haynes, a five percent shareholder and one of our directors, is trustee;

            - 45,000 shares to Roger J. Thomson, one of our directors;


            - 45,000 shares to Janice W. Wendell;


            - 11,250 shares to Susan C. Russo, one of our executive officers;
              and

            - 2,250 shares to Karl A. Spangenberg, one of our executive officers.

     - On January 6, 1998 and August 7, 1998, 1,725,667 shares of Series C convertible preferred stock in a private placement transaction under Rule 506 of the Securities Act only to accredited investors at $3.00 per share for an aggregate purchase price of $5,177,001 to the following shareholders:

            - 166,667 shares to the Southern Venture Fund II, L.P., a five percent shareholder. Donald M. Johnston, one of our directors, is a general partner of SV Partners II, L.P., its general partner;

            - 1,000,000 shares to Richland Ventures II, L.P., a five percent shareholder. W. Patrick Ortale, III, one of our directors, is a general partner of Richland Partners, its general partner;

            - 425,000 shares to Blue Chip Capital Fund II Limited Partnership, a five percent shareholder. John H. Wyant, one of our directors, is a manager of Blue Chip Venture, Ltd., its general partner;

            - 75,000 shares to Miami Valley Venture Fund, L.P. John H. Wyant, one of our directors, is a manager of Blue Chip Venture Company of Dayton, Ltd., its special limited partner;

            - 3,000 shares to Mark K. Wright, our Chief Executive Officer,
              Chairman of our Board of Directors and a five percent shareholder;

            - 30,000 shares to Gary R. Haynes, a five percent shareholder and one of our directors;


            - 10,000 shares to Janice W. Wendell;


            - 14,000 shares to Roger J. Thomson, one of our directors; and

            - 2,000 shares to Karl A. Spangenberg, one of our executive officers.

     - In September 1998, Bethany Joseph, a former employee, exercised options received under our written 1996 stock option plan for 7,200 shares of our common stock under Rule 701 of the Securities Act at $1.11 per share for an aggregate purchase price of $8,000.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


NUMBER                          DESCRIPTION
------                          -----------
1*      Form of the Underwriting Agreement among @plan.inc and the underwriters
3.1*    Form of Third Amended and Restated Charter of @plan.inc
3.2*    Form of Second Amended and Restated Bylaws of @plan.inc
4.1*    Form of certificate representing the common stock, no par
        value per share of @plan.inc
4.2*    @plan.inc Amended and Restated Shareholders' Agreement dated
        January 6, 1998, as amended
4.3*    Form of Stock Purchase Warrant
4.4*    Article 7 of the Third Amended and Restated Charter
        (included in Charter filed as Exhibit 3.1)
4.5*    Article II of the Second Amended and Restated Bylaws
        (included in Bylaws filed as Exhibit 3.2)
5*      Opinion of Bass, Berry & Sims PLC as to the legality of the common stock being offered
10.1*   Gallup Agreement dated September 6, 1996, as amended.
10.2*   Lease between @plan.inc, as tenant, and Reckson Operating
        Partnership, L.P.
10.3*   Series A and Series B Convertible Preferred Stock Securities
        Purchase Agreement dated July 24, 1996
10.4*   Series C Convertible Preferred Stock Securities Purchase
        Agreement dated December 31, 1997
10.5*   Second Amended and Restated 1996 Stock Option Plan,
        effective as of July 22, 1996
10.6*   1999 Stock Incentive Plan
10.7*   Form of Indemnification Agreement
10.8*   Form of Severance Agreement
10.9*   Promissory note dated June 10, 1997 between us and Karl
        Spangenberg
11*     Computation of Loss per Share
16*     Letter re: Change in Certifying Accountant
23.1    Consent of Arthur Andersen LLP
23.2*   Consent of Bass, Berry & Sims PLC (included in opinion filed as Exhibit 5)
24*     Power of Attorney (included on page II-5)
27*     Financial Data Schedule


---------------
* Previously filed.

     (b) Schedules.

         Schedule II -- Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on May 17, 1999.


                                          @PLAN.INC

                                          By:       /s/ MARK K. WRIGHT

                                             -----------------------------------
                                                       Mark K. Wright
                                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                SIGNATURE                             TITLE(S)                  DATE
                ---------                             --------                  ----
/s/ MARK K. WRIGHT                          Chairman and Chief              May 17, 1999
------------------------------------------  Executive Officer (principal
Mark K. Wright                              executive officer)

/s/ NANCY A. LAZAROS                        Senior Vice President and       May 17, 1999
------------------------------------------  Chief Financial Officer
Nancy A. Lazaros                            (principal financial and
                                            accounting officer)

*                                           Director                        May 17, 1999
------------------------------------------
Gary R. Haynes

*                                           Director                        May 17, 1999
------------------------------------------
Donald M. Johnston

*                                           Director                        May 17, 1999
------------------------------------------
W. Patrick Ortale, III

*                                           Director                        May 17, 1999
------------------------------------------
Roger J. Thomson

*                                           Director                        May 17, 1999
------------------------------------------
John H. Wyant

*By: /s/ MARK K. WRIGHT                                                     May 17, 1999
------------------------------------------
      Mark K. Wright
      as Attorney-in-Fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To @plan.inc:

     We have audited in accordance with generally accepted auditing standards, the financial statements of @plan.inc included in this registration statement and have issued our report thereon dated March 11, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of Valuation and Qualifying Accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ ARTHUR ANDERSEN LLP

New York, New York
March 11, 1999

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                          BALANCE AT    CHARGED TO                BALANCE AT
                                         BEGINNING OF   COSTS AND                   END OF
DESCRIPTION                                 PERIOD       EXPENSES    DEDUCTIONS     PERIOD
-----------                              ------------   ----------   ----------   ----------
     ALLOWANCE FOR DOUBTFUL ACCOUNTS
Period from Inception (May 29, 1996) to
  December 31, 1996....................   $       --    $       --     $   --     $       --
Year Ended December 31, 1997...........           --            --         --             --
Year Ended December 31, 1998...........           --        80,000         --         80,000
Three Months Ended March 31, 1999
  (unaudited)..........................       80,000        75,000         --        155,000

     VALUATION ALLOWANCE FOR DEFERRED TAX ASSETS
Period from Inception (May 29, 1996) to
  December 31, 1996....................   $       --    $  251,098     $   --     $  251,098
Year Ended December 31, 1997...........      251,098     1,068,317         --      1,319,415
Year Ended December 31, 1998...........    1,319,415       810,528         --      2,129,943
Three Months Ended March 31, 1999
  (unaudited)..........................    2,129,943       136,460         --      2,266,403

                                 EXHIBIT INDEX


NUMBER                          DESCRIPTION
------                          -----------
1*      Form of the Underwriting Agreement among @plan.inc and the underwriters
3.1*    Form of Third Amended and Restated Charter of @plan.inc
3.2*    Form of Second Amended and Restated Bylaws of @plan.inc
4.1*    Form of certificate representing the common stock, no par
        value per share of @plan.inc
4.2*    @plan.inc Amended and Restated Shareholders' Agreement dated
        January 6, 1998, as amended
4.3*    Form of Stock Purchase Warrant
4.4*    Article 7 of the Third Amended and Restated Charter
        (included in Charter filed as Exhibit 3.1)
4.5*    Article II of the Second Amended and Restated Bylaws
        (included in Bylaws filed as Exhibit 3.2)
5*      Opinion of Bass, Berry & Sims PLC as to the legality of the common stock being offered
10.1*   Gallup Agreement dated September 6, 1996, as amended.
10.2*   Lease between @plan.inc, as tenant, and Reckson Operating
        Partnership, L.P.
10.3*   Series A and Series B Convertible Preferred Stock Securities
        Purchase Agreement dated July 24, 1996
10.4*   Series C Convertible Preferred Stock Securities Purchase
        Agreement dated December 31, 1997
10.5*   Second Amended and Restated 1996 Stock Option Plan,
        effective as of July 22, 1996
10.6*   1999 Stock Incentive Plan
10.7*   Form of Indemnification Agreement
10.8*   Form of Severance Agreement
10.9*   Promissory note dated June 10, 1997 between us and Karl
        Spangenberg
11*     Computation of Loss per Share
16*     Letter re: Change in Certifying Accountant
23.1    Consent of Arthur Andersen LLP
23.2*   Consent of Bass, Berry & Sims PLC (included in opinion filed as Exhibit 5)
24*     Power of Attorney (included on page II-5)
27*     Financial Data Schedule


---------------
* Previously filed.